                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           FAITH MEDIA HOLDINGS, LLC,

                                FM MERGERCO, INC.

                                       AND

                               THOMAS NELSON, INC.

                             DATED FEBRUARY 20, 2006

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I. THE MERGER ...................................................     2
   Section 1.1.  The Merger .............................................     2
   Section 1.2.  Closing ................................................     2
   Section 1.3.  Effective Time .........................................     2
   Section 1.4.  Effects of the Merger ..................................     2
   Section 1.5.  Charter and Bylaws .....................................     2
   Section 1.6.  Directors and Officers .................................     2

ARTICLE II. EFFECT OF THE MERGER ON CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS ............................................................     3
   Section 2.1.  Effect on Capital Stock ................................     3
   Section 2.2.  Treatment of Options and Other Equity Awards ...........     3
   Section 2.3.  Adjustment of Merger Consideration and Option
                 Consideration ..........................................     4
   Section 2.4.  Payment and Exchange of Certificates; Payment for
                 Options ................................................     5

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY ..............     7
   Section 3.1.  Organization, Standing and Corporate Power .............     7
   Section 3.2.  Subsidiaries ...........................................     7
   Section 3.3.  Capital Structure ......................................     8
   Section 3.4.  Authority ..............................................     9
   Section 3.5.  Non-Contravention; Consents and Approvals ..............     9
   Section 3.6.  SEC Reports and Financial Statements; Internal
                 Controls ...............................................    10
   Section 3.7.  No Undisclosed Liabilities .............................    11
   Section 3.8.  Material Contracts; Royalty Agreements .................    12
   Section 3.9.  Compliance with Applicable Laws ........................    14
   Section 3.10. Employment Agreements and Benefit Plans ................    14
   Section 3.11. Taxes ..................................................    16
   Section 3.12. Environmental Matters ..................................    17
   Section 3.13. Labor Matters ..........................................    18
   Section 3.14. Intellectual Property ..................................    18
   Section 3.15. Absence of Certain Changes or Events ...................    19
   Section 3.16. Brokers ................................................    19
   Section 3.17. Absence of Litigation ..................................    19
   Section 3.18. Insurance ..............................................    19
   Section 3.19. Real Property ..........................................    20
   Section 3.20. Affiliate Transactions .................................    20
   Section 3.21. Vote Required ..........................................    20
   Section 3.22. Opinion of Company Financial Advisor ...................    21
   Section 3.23. Information Supplied ...................................    21
   Section 3.24. TBCA ...................................................    21
   Section 3.25. No Other Representations or Warranties .................    21


                                        i

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
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB .....    22
   Section 4.1.  Organization and Standing ..............................    22
   Section 4.2.  Authority ..............................................    22
   Section 4.3.  Non-Contravention; Consents and Approvals ..............    22
   Section 4.4.  Financing ..............................................    23
   Section 4.5.  Brokers ................................................    23
   Section 4.6.  Merger Sub. ............................................    23
   Section 4.7.  Company Stock ..........................................    23
   Section 4.8.  Litigation .............................................    23
   Section 4.9.  No Parent Vote Required ................................    24
   Section 4.10. Solvency of the Surviving Corporation ..................    24

ARTICLE V. COVENANTS OF THE PARTIES .....................................    24
   Section 5.1.  Conduct of Business ....................................    24
   Section 5.2.  No Solicitation by the Company .........................    27
   Section 5.3.  Securities Law Filings; Shareholders' Meeting;
                 Preparation of Proxy Statement .........................    29
   Section 5.4.  Access to Information; Confidentiality .................    30
   Section 5.5.  Commercially Reasonable Efforts; HSR Act ...............    31
   Section 5.6.  Financing ..............................................    32
   Section 5.7.  Delisting ..............................................    33
   Section 5.8.  Indemnification ........................................    33
   Section 5.9.  Public Announcements ...................................    35
   Section 5.10. Shareholder Litigation .................................    35
   Section 5.11. Employee Benefit Matters ...............................    35
   Section 5.12. Notice and Cure ........................................    36
   Section 5.13. Fulfillment of Conditions ..............................    36
   Section 5.14. Further Assurances .....................................    37
   Section 5.15. Undertakings of Parent .................................    37

ARTICLE VI. CONDITIONS PRECEDENT ........................................    37
   Section 6.1.  Conditions to Each Party's Obligation to Effect the
                 Merger .................................................    37
   Section 6.2.  Conditions to Obligations of Parent and Merger Sub. ....    37
   Section 6.3.  Conditions to Obligations of the Company ...............    38
   Section 6.4.  Frustration of Closing Conditions ......................    39

ARTICLE VII. TERMINATION ................................................    39
   Section 7.1.  Termination ............................................    39
   Section 7.2.  Effect of Termination ..................................    40
   Section 7.3.  Fees and Expenses ......................................    41

ARTICLE VIII. GENERAL PROVISIONS ........................................    42
   Section 8.1.  Non-survival of Representations and Warranties .........    42
   Section 8.2.  Notices ................................................    42
   Section 8.3.  Interpretation .........................................    43
   Section 8.4.  Counterparts ...........................................    43
   Section 8.5.  Entire Agreement; No Third-Party Beneficiaries .........    43


                                       ii

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
   Section 8.6.  Governing Law ..........................................    43
   Section 8.7.  Assignment .............................................    44
   Section 8.8.  Consent to Jurisdiction; Waiver of Jury Trial ..........    44
   Section 8.9.  Specific Enforcement ...................................    44
   Section 8.10. Amendment ..............................................    44
   Section 8.11. Extension; Waiver ......................................    45
   Section 8.12. Severability ...........................................    45

                        INDEX OF APPENDICES AND EXHIBITS

APPENDIX I   Definitions
EXHIBIT A    Charter of Surviving Corporation
EXHIBIT B    Bylaws of Surviving Corporation

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 20, 2006, by and among Faith Media Holdings, LLC, a Delaware limited liability company ("Parent"), FM Mergerco, Inc., a Tennessee corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Thomas Nelson, Inc., a Tennessee corporation (the "Company"). Capitalized terms used herein shall have the meanings set forth in Appendix I annexed hereto.

                                    RECITALS:

     WHEREAS, the parties desire that Parent acquire the Company by means of a merger of Merger Sub with and into the Company, whereby the Company is the surviving entity, existing as a wholly-owned subsidiary of Parent (the "Merger");

     WHEREAS, a special committee comprised solely of independent directors (the "Special Committee") of the Board of Directors of the Company (the "Company Board") has recommended to the Company Board that it approve the Merger, in accordance with the TBCA and upon the terms and conditions set forth herein;

     WHEREAS, each of the Special Committee and the Company Board has (i) determined that it is in the best interests of the Company and its Shareholders, and declared it advisable for the Company, to enter into this Agreement with Parent and Merger Sub providing for the Merger, (ii) approved this Agreement in accordance with the TBCA, upon the terms and subject to the conditions set forth herein, and (iii) recommended adoption of this Agreement by the Shareholders;

     WHEREAS, Sam Z. Moore and certain other Shareholders (collectively, the "Principal Shareholders") have entered into a Voting Agreement, dated the date hereof (the "Voting Agreement"), with Parent, Merger Sub and the Company pursuant to which the Principal Shareholders have agreed, subject to the terms and conditions of the Voting Agreement, to vote in favor of the adoption of this Agreement and to take, or refrain from taking, certain other actions; and

     WHEREAS, the Board of Directors of Parent and the Board of Directors of Merger Sub have unanimously approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the TBCA, upon the terms and subject to the conditions set forth herein.

                                   AGREEMENT:

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I.
                                   THE MERGER

     Section 1.1. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the TBCA, Merger Sub will be merged with and into the Company at the Effective Time, the separate corporate existence of Merger Sub will thereupon cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation") and a wholly owned subsidiary of Parent.

     Section 1.2. Closing. The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties, which is to be no later than the second (2nd) Business Day after satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI of this Agreement (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the fulfillment or, to the extent permitted by applicable Law, waiver of those conditions), unless another time or date is agreed to by the parties to this Agreement. The Closing will be held at the offices of Sherrard & Roe, PLC, 424 Church Street, Suite 2000, Nashville, Tennessee 37219, or such other location to which the parties to this Agreement agree in writing.

     Section 1.3. Effective Time. On the Closing Date, the parties shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Secretary of State of the State of Tennessee, in such form as is required by, and executed in accordance with, the relevant provisions of the TBCA and the terms of this Agreement, and the parties shall make all other filings or recordings required under the TBCA in connection with the Merger. The Merger will become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Tennessee on the Closing Date, or at such subsequent date or time as the Company and Parent agree and specify in the Articles of Merger.

     Section 1.4. Effects of the Merger. The Merger will have the effects set forth in the TBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub will be vested in the Surviving Corporation, all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation, and all the capital stock of Merger Sub and all the Company Capital Stock shall be converted or cancelled in the manner provided in Article II.

     Section 1.5. Charter and Bylaws. At the Effective Time, the charter of the Company shall be amended and restated so as to read in its entirety in the form annexed hereto as Exhibit A and, as so amended, shall be the charter of the Surviving Corporation, until thereafter amended in accordance with its terms and applicable Law. At the Effective Time, the bylaws of the Company shall be amended and restated so as to read in its entirety in the form annexed hereto as Exhibit B and, as so amended, shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with their terms, the charter of the Surviving Corporation and applicable Law.

     Section 1.6. Directors and Officers. The directors of the Company immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time.

Immediately after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the charter and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office until the earlier of his or her resignation or removal.

                                   ARTICLE II.
      EFFECT OF THE MERGER ON CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

     Section 2.1. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

          (a) Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time ("Shares") (other than any Excluded Shares) shall be converted into and exchanged for the right to receive $29.85 in cash, without interest (the "Per Share Merger Consideration"). Shares converted in accordance with this paragraph shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.

          (b) Each Share held in the treasury of the Company, or owned by Parent, Merger Sub or owned by any wholly owned direct or indirect Subsidiary of the Company, Parent or Merger Sub, in each case immediately prior to the Effective Time, shall automatically be cancelled and retired and shall cease to exist without any conversion thereof and no consideration shall be paid with respect thereto (the "Excluded Shares").

          (c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one
(1) fully paid and non-assessable share of common stock of the Surviving Corporation.

     Section 2.2. Treatment of Options and Other Equity Awards. Prior to the Effective Time, the Company shall take all action (including obtaining any consents required to take any of the actions described in this Section 2.2) necessary with respect to the Company's Stock Plans such that:

          (a) As of the Effective Time, each option (an "Option") granted by the Company to purchase shares of Company Capital Stock that is outstanding as of immediately prior to the Effective Time, shall become fully vested and exercisable (whether or not then vested or subject to any performance condition that has not been satisfied). At the Effective Time, each Option not theretofore exercised shall be converted into the right to receive, upon the exercise thereof and payment of the applicable exercise price, an amount of cash, without interest, equal to the Per Share Merger Consideration multiplied by each share of Company Capital Stock subject to such Option so exercised, less applicable Taxes, if any, required to be withheld with respect to such payment. Unless so exercised at the Effective Time, each outstanding Option so converted shall, immediately following the Effective Time, be cancelled in exchange for a cash payment equal to the product of (x) the total number of shares of Company Capital Stock subject to such Option multiplied by (y) the excess, if any, of the Per

Share Merger Consideration over the applicable per share exercise price (with the aggregate amount of such payment to the holder to be rounded to the nearest cent) (the "Option Consideration"), less applicable Taxes, if any, required to be withheld with respect to such payment. Each Option with a per share exercise price in excess of the Per Share Merger Consideration shall be cancelled without payment to the holder thereof.

          (b) As of the Effective Time, each outstanding share of Company Capital Stock granted under any of the Stock Plans that are subject to restrictions (each, a share of "Restricted Stock") which have not lapsed immediately prior to the Effective Time shall become fully vested and become free of all restrictions and shall be converted into the right to receive the Per Share Merger Consideration under Section 2.1(a).

          (c) As of the Effective Time, each outstanding right to receive Company Capital Stock pursuant to a stock unit award or deferred stock award under any of the Stock Plans (each a "Stock Unit") that is outstanding as of immediately prior to the Effective Time, whether or not vested, shall be cancelled and the holder thereof shall be entitled to receive an amount in cash, without interest, equal to the Per Share Merger Consideration for each share of Company Capital Stock such holder would have been entitled to under such stock unit award or deferred stock award, less applicable Taxes, if any, required to be withheld with respect to such payment.

          (d) Prior to the Effective Time, the Company shall take or cause to be taken all actions necessary to effectuate the foregoing treatment in this
Section 2.2 to the extent such treatment is not expressly provided for by the terms of the applicable Stock Plans and related award agreements. Without Parent's consent, the Company may not pay or transfer any consideration to obtain consent to any of the actions described in this Section 2.2.

          (e) The Company shall take such actions as are reasonably requested by Parent to ensure, as of immediately after the Effective Time, that no rights to acquire equity in the Company or any Company Subsidiary granted under Stock Plans exist or remain outstanding.

     Section 2.3. Adjustment of Merger Consideration and Option Consideration. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Per Share Merger Consideration, Option Consideration and any other dependent items shall be appropriately adjusted to provide to the holders of Company Capital Stock and Options the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration, Option Consideration or other dependent item, subject to further adjustment in accordance with this sentence. Notwithstanding the terms of this Section 2.3, the Company shall at all times from and after the date of this Agreement to the earlier of the Effective Time and termination of this Agreement comply with the provisions of Section 5.1 hereof.

     Section 2.4. Payment and Exchange of Certificates; Payment for Options.

          (a) Following the date of this Agreement and in any event not less than three (3) Business Days prior to the mailing of the Proxy Statement to the Shareholders, Parent or Merger Sub shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent in connection with the Merger (the "Paying Agent"). At or prior to the Effective Time, Parent will provide to, or cause the Surviving Corporation to provide to, and shall deposit in trust with, the Paying Agent, in accordance with an agreement to be entered into between the Paying Agent and Parent reasonably satisfactory in form and substance to Parent and the Company, the aggregate consideration to which the Shareholders and holders of Options of the Company become entitled under this
Article II. Until used for that purpose, the funds shall be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services Inc. or Standard & Poor's Corporation, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has capital, surplus and undivided profits aggregating more than $500 million (based on the most recent financial statements of the banks which are then publicly available); provided that no such investment or losses thereon shall affect the Per Share Merger Consideration or Option Consideration payable to former Shareholders or holders of Options of the Company, and, in the event that the net amount of such investments or losses result in such funds being less than the aggregate amount required to be paid to former holders of Company Capital Stock and/or Options, Parent shall promptly provide, or shall cause the Surviving Corporation to promptly provide, additional funds to the Paying Agent in the net amount of any such losses. Any interest or other earnings resulting from such investments shall be promptly paid to Parent.

          (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Person who was a record holder of Company Capital Stock immediately prior to the Effective Time, whose shares were converted pursuant to this Article II into the right to receive the Per Share Merger Consideration, (i) a form of letter of transmittal for use in effecting the surrender of stock certificates which immediately prior to the Effective Time represented Company Capital Stock (each, a "Certificate") in order to receive payment of the Per Share Merger Consideration (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon actual delivery of the Certificates to the Paying Agent, and shall otherwise be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Per Share Merger Consideration. When the Paying Agent receives a Certificate, together with a properly completed and executed letter of transmittal and any other required documents, the Paying Agent shall pay to the holder of the Shares formerly represented by the Certificate, or as otherwise directed in the letter of transmittal, the Per Share Merger Consideration with regard to each Share formerly represented by such Certificate, less any required withholdings in accordance with Section 2.4(d) below, and the Certificate shall be cancelled. No interest shall be paid or accrued on the Per Share Merger Consideration payable upon the surrender of Certificates. If payment is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer, and the Person who surrenders the Certificate must provide funds for payment of any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that the Tax has been paid or is not applicable. After the Effective Time, a Certificate shall represent only the right to receive the Per Share Merger Consideration in respect of the Shares formerly represented by such Certificate, without any interest thereon.

          (c) Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Person who holds Options immediately prior to the Effective Time, whose Options were converted pursuant to this
Article II into the right to receive the Option Consideration, a form of letter of transmittal and/or instruction letter for use in effecting the surrender of Options in order to receive payment of the Option Consideration. When the Paying Agent receives a properly completed and executed letter of transmittal/instruction letter and any other required documents, the Paying Agent shall pay to the holder of such Options the Option Consideration with regard to each Option, less any required withholdings in accordance with Section 2.4(d) below, and such Options shall be cancelled. No interest shall be paid or accrued on the Option Consideration payable upon the surrender of Options. After the Effective Time, any Option agreement shall represent only the right to receive the Option Consideration in respect of the Options formerly represented by such agreement, without any interest thereon.

          (d) The Paying Agent may withhold from the sum payable to any Person as a result of the Merger, and pay to the appropriate Taxing Authorities, any amounts which the Paying Agent or the Surviving Corporation may be required (or may reasonably believe it is required) to withhold under the Code, or any provision of state, local or foreign Tax Law. Any sum which is withheld and paid to a Taxing Authority as permitted by this Section 2.4 will be deemed to have been paid to the Person with regard to whom it is withheld.

          (e) In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder's compliance with the replacement requirements established by the Paying Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against the Parent, the Surviving Corporation or the Paying Agent with respect to the Certificate, the Paying Agent shall deliver in exchange for the lost, stolen or destroyed Certificate the applicable Per Share Merger Consideration payable in respect of the Shares formerly represented by the Certificate pursuant to this Article II.

          (f) At any time which is more than one hundred eighty (180) calendar days after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds which had been deposited with the Paying Agent and have not been disbursed in accordance with this Article II (including, without limitation, interest and other income received by the Paying Agent in respect of the funds made available to it), and after the funds have been delivered to Parent pursuant to this Section 2.4(f), Persons entitled to payment in accordance with this Article II shall be entitled to look solely to Parent (subject to abandoned property, escheat or other similar Laws) as general creditors for payment of the Per Share Merger Consideration or Option Consideration, without any interest thereon. Any Per Share Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would, under applicable Law, otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of

Parent free and clear of any Liens, claims or interest of any Person previously entitled thereto. Neither the Surviving Corporation, Parent nor the Paying Agent will be liable to any Person entitled to payment under this Article II for any consideration which is delivered to a public official pursuant to any abandoned property, escheat or similar Law or which becomes the property of Parent pursuant to the preceding sentence.

          (g) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. After the Effective Time, Certificates presented to the Surviving Corporation for transfer shall be cancelled and exchanged for the Per Share Merger Consideration, without interest, in respect of the Shares formerly represented thereby.

          (h) Except as otherwise provided herein, Parent shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of the Per Share Merger Consideration for Certificates and the payment of the Option Consideration.

                                  ARTICLE III.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub as follows:

     Section 3.1. Organization, Standing and Corporate Power. The Company and each of the Company Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted as of the date of this Agreement, except for any such failures to be in good standing that would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect. The Company and each of the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect. The Company has made available to Parent prior to the execution of this Agreement via the Data Site complete and correct copies of its charter and bylaws and the analogous constitutive and governing documents of the Company Subsidiaries, each as amended to the date of this Agreement (the "Charter Documents"), and as so made available are in full force and effect, and no other such documents are binding upon the Company or any Company Subsidiary.

     Section 3.2. Subsidiaries. All outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company (collectively, the "Company Subsidiaries" and, together with the Company, the "Company Entities")
(i) have been validly issued and are fully paid and nonassessable and (ii) with respect to capital stock owned by the Company, are free and clear of all Liens other than Permitted Liens. Except as set forth in Section 3.2 of the disclosure schedules delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the "Company Disclosure Schedules"), all outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company

Subsidiaries are beneficially owned, directly or indirectly, by the Company.
Section 3.2 of the Company Disclosure Schedules sets forth a true and complete list of each Company Subsidiary and its jurisdiction of incorporation or organization. Except for the Company Subsidiaries, the Company does not own any capital stock of or other equity interest in, or any interest convertible into or exercisable or exchangeable for any capital stock of or other equity interest in, any other Person. None of the Company Subsidiaries is, or has at any time been, subject to the reporting requirements of Sections 13(a) or 15(d) under the Exchange Act.

     Section 3.3. Capital Structure.

          (a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, 5,000,000 shares of Company Class B Common Stock and 1,000,000 shares of the Company preferred stock, $1.00 par value per share ("Company Preferred Stock"). As of January 31, 2006, (i) 14,060,160 shares of Company Common Stock were issued and outstanding, (ii) 948,728 shares of Company Class B Common Stock were issued and outstanding, (iii) no shares of Company Preferred Stock were issued and outstanding, (iv) no shares of Company Capital Stock were held in the Company's treasury, (v) 951,849 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Options issued under the Stock Plans, and (vi) 481,318 shares of Company Class B Stock were reserved for issuance upon exercise of Options issued under the Stock Plans. Since such date, there has been no change in the number of issued or outstanding shares of Company Capital Stock or in the number of shares reserved for issuance, other than the issuance of shares of Company Capital Stock upon the exercise of Options issued under and in accordance with the Option Plans and the conversion of Company Class B Stock to Company Common Stock. All of the issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. No Company Subsidiary owns any shares of Company Capital Stock.

          (b) Except as set forth in Section 3.3(b) of the Company Disclosure Schedules and referred to in Section 3.3(a) above, as of the date of this Agreement there are not, and as of the Closing Date there will not be, (1) issued, reserved for issuance or outstanding (i) any shares of capital stock or other voting securities of the Company, (ii) any securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or any Company Subsidiary, or (iii) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any Company Subsidiary and (2) any outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any Company Subsidiary. Except for the Stock Units granted pursuant to the Stock Plans (which Stock Units are set forth in Section 3.3(b) of the Company Disclosure Schedules), there are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Capital Stock or other capital stock, voting securities or securities convertible into or exercisable or exchangeable for capital stock or voting securities of the Company or any Company Subsidiary or Affiliate or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other Person, nor has the Company or any Company Subsidiary granted or agreed to grant to any Person any stock appreciation rights or similar equity-based rights. Except as permitted by this Agreement, following the Merger neither the Company nor any Company Subsidiary nor the Surviving Corporation will have any obligation to issue, transfer or sell any shares of its capital stock or other equity interest pursuant to any employee benefit plan or otherwise. As of the date of this Agreement, (i) 12,914,281 shares of common stock of Live Event Management, Inc. were issued and outstanding and (ii) 130,000 shares of common stock of Live Event Management, Inc. were reserved for issuance upon exercise of options described in Section 3.3(b) of the Company Disclosure Schedules.

          (c) There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock of or other equity interest in the Company or any Company Subsidiary.

     Section 3.4. Authority. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to Shareholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar Laws generally affecting the rights of creditors and subject to general equity principles. The Company Board has, by resolutions duly adopted at a meeting duly called and held, (i) duly and validly approved and declared advisable this Agreement, (ii) determined that the transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Shareholders and (iii) recommended to the Shareholders that they vote in favor of the adoption and approval of this Agreement and the Merger and the other transactions contemplated hereby.

     Section 3.5. Non-Contravention; Consents and Approvals. Except as set forth in Section 3.5 of the Company Disclosure Schedules:

          (a) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, (i) conflict with the Charter Documents of any of the Company Entities, (ii) result in any breach, violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or creation or acceleration of any obligation or right of a third party or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of any of the Company Entities under, any Material Contract, Significant Royalty Agreement or Lease or (iii) subject to the governmental filings and other matters referred to in Section 3.5(b), conflict with or violate any judgment, order, decree or Law applicable to any of the Company Entities or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect or materially adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement.

          (b) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity or any stock exchange is required by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (i) the filing with the SEC of (A) the Proxy Statement, and (B) such reports under Section 13(a) or 15(d) or such other applicable sections of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby; (ii) the filing of the Articles of Merger with the Secretary of State of the State of Tennessee; (iii) the filing of a premerger notification and report form by the Company under the HSR Act; (iv) notifications to the NYSE; and (v) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect or materially adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement.

     Section 3.6. SEC Reports and Financial Statements; Internal Controls.

          (a) The Company has filed all forms, reports, statements and schedules and made all other filings with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder since April 1, 2003 (the "SEC Reports"). Each SEC Report (i) as of its date, complied in all material respects with the Securities Act or the Exchange Act, as the case may be, and (ii) did not as of the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were and will be made, not misleading.

          (b) Since the enactment of the Sarbanes-Oxley Act of 2002, the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the "Sarbanes-Oxley Act") and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

          (c) The Company has designed, established and maintained disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act to ensure, among other things, that material information relating to the Company, including the Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities.

          (d) The Company has, based on its most recent evaluation prior to the date hereof, made all required disclosures (if any) to the Company's auditors and the audit committee of the Company Board regarding (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. To the extent that there were any such disclosures, such disclosures have been set forth in Section 3.6(d) of the Company Disclosure Schedules. The Company and each Company Subsidiary currently maintains a system of internal accounting controls sufficient to comply with all legal requirements applicable to financial reporting by the Company and each Company Subsidiary.

          (e) To the Company's Knowledge, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act when next due.

          (f) Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any Company Subsidiary has made any loan to, extended or maintained credit, or arranged for or maintained an extension of credit to or for any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company (an "Insider Loan"). In addition, since the enactment of the Sarbanes-Oxley Act, there has not been any material modification to any Insider Loan.

          (g) Except as set forth in Section 3.6(g) of the Company Disclosure Schedules or otherwise stated in such financial statements, each of (i) the consolidated balance sheets for each of the two fiscal years ended as of March 31, 2004 and March 31, 2005 and the consolidated balance sheet for the nine months ended as of December 31, 2005 included in the SEC Reports (including the related notes and schedules) were prepared from and in accordance with the books and records of the Company and the Company Subsidiaries and in accordance with GAAP applied on a basis consistent with the past practices of the Company and the Company Subsidiaries and fairly present, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries at the respective dates thereof and (ii) the related consolidated statements of income, cash flows, shareholders' equity and comprehensive income included in the SEC Reports (including any related notes and schedules) were prepared from and in accordance with the books and records of the Company and the Company Subsidiaries and in accordance with GAAP applied on a basis consistent with the past practices of the Company and the Company Subsidiaries throughout the periods covered and fairly present, in all material respects, the results of operations and cash flows of the Company and the Company Subsidiaries for the periods indicated (subject, in the case of the unaudited quarterly financial statements referenced in each of clauses (i) and (ii), to normal recurring year-end audit adjustments, none of which will be material, and the absence of full footnote disclosure). Except as set forth in Section 3.6(g) of the Company Disclosure Schedule, each Company Subsidiary is treated as a consolidated subsidiary of the Company in the financial statements for all periods covered thereby.

     Section 3.7. No Undisclosed Liabilities. Since December 31, 2005, neither the Company nor any of the Company Subsidiaries has incurred any liabilities or obligations of any nature required by GAAP, applied on a basis consistent with the Most Recent Balance Sheet, to be reflected in a consolidated balance sheet or the notes thereto, except liabilities that (i) are accrued or reserved against in the consolidated balance sheet of the Company and each Company

Subsidiary as of December 31, 2005 included in the SEC Reports (the "Most Recent Balance Sheet") or are specifically set forth in the notes thereto, (ii) were incurred in the ordinary course of business consistent with past practice, (iii) are incurred pursuant to the transactions contemplated by this Agreement, or
(iv) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     Section 3.8. Material Contracts; Royalty Agreements. Except as set forth in
Section 3.8 of the Company Disclosure Schedules and except for contracts filed as an exhibit pursuant to Item 601(b)(10) of Regulation S-K of the SEC to the Company's SEC Reports filed prior to the date of this Agreement:

          (a) Except with respect to Royalty Agreements, as of the date hereof, neither the Company nor any Company Subsidiary is a party to or bound by any (collectively, the "Material Contracts"):

               (i) contract that would be required to be, but has not been, filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC;

               (ii) written contract containing covenants of the Company or any Company Subsidiary not to compete in any line of business, industry or geographical area;

               (iii) written contract which creates a partnership, joint venture, strategic alliance or similar arrangement;

               (iv) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness or agreement providing for indebtedness (whether or not drawn or outstanding) in excess of $100,000, or any guaranty thereof;

               (v) any contract that by its terms provides for aggregate payments over the remaining term of such contract in excess of $250,000 per year or $500,000 in the aggregate;

               (vi) any contract which cannot be terminated on ninety (90) calendar days' notice without payment of any penalty or other stated obligation (excluding the particular goods or services covered by the contract) on the part of the Company or any Company Subsidiary of more than $100,000;

               (vii) any other contract (other than this Agreement and purchase orders for the purchase of inventory consistent with past practice and in the ordinary course of business) under which the Company and the Company Subsidiaries have made payments in excess of $1,000,000 within the last three (3) years;

               (viii) any contract (other than Employment Agreements and Plans) relating to employee compensation or employment services, involving annual payments to the employee in excess of $100,000, or relating to consulting services, involving annual payments to the consultant in excess of $250,000;

               (ix) any contract granting a purchase right, a right of first refusal or similar right with respect to any material asset of the Company or a Company Subsidiary;

               (x) any contract with any shareholder who owns or controls 5% or more of the Company's voting stock; and

               (xi) any contract requiring capital expenditures after the date hereof in an amount in excess of $250,000.

          (b) Set forth in Section 3.8(b) of the Company Disclosure Schedules is a list of the Royalty Agreements which, as of the date of this Agreement, are in effect and constitute the ten (10) most significant royalty relationships to which the Company is a party, based on the aggregate amount of outstanding royalty advances and binding commitments for royalty advances to any individual author or copyright proprietor (or group of authors or copyright proprietors) with respect to a single work or single catalog of works, exclusive of non-advanced royalties (collectively, the "Significant Royalty Agreements").

          (c) As of the date of this Agreement there is not, and as of the Closing Date there will not be, any outstanding balance under the Revolving Credit Agreement, and the Company is, and will be, in material compliance with all covenants of the Revolving Credit Agreement.

          (d) Except as set forth in Section 3.8(d) of the Company Disclosure Schedules (i) neither the Company nor any Company Subsidiary is in material breach of or material default under any Material Contract or Significant Royalty Agreement, (ii) neither the Company nor any Company Subsidiary has received any written notice or claim of a material default under any Material Contract or Significant Royalty Agreement or, except as would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect, any written notice of an intention to terminate any Material Contract or Significant Royalty Agreement (including as a result of the execution and performance of this Agreement), (iii) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Material Contracts and Significant Royalty Agreements is in full force and effect, and is the valid and binding and enforceable obligation of the Company and the Company Subsidiaries and, to the Knowledge of the Company, each of the other parties thereto except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar Laws generally affecting the rights of creditors and subject to general equity principles, and (iv) the Company and the Company Subsidiaries and, to the Knowledge of the Company, each of the other parties thereto have performed in all material respects all respective obligations required to be performed by them to date under the Material Contracts and Significant Royalty Agreements and are not (with or without the lapse of time or the giving of notice, or both) in material breach or material default thereunder. The Company has made available to Parent via the Data Site true and complete copies of each Material Contract and Significant Royalty Agreements, including all amendments thereto.

     Section 3.9. Compliance with Applicable Laws. Except as set forth in
Section 3.9 of the Company Disclosure Schedules, the Company and the Company Subsidiaries are not (and have not been since April 1, 2004) in violation of any Law, and have not received any written notice of any violation of Law, in each case except for any violation that is not having or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and the Company Subsidiaries have, and are (and have been since April 1, 2004) in compliance with, all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from Governmental Entities (each, a "Permit") required to conduct their respective businesses as now being conducted, except for any such Permit, the absence of, or the non-compliance, with which is not having or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No suspension or cancellation of any material Permits is pending, or to the Knowledge of the Company, threatened. The Company and the Company Subsidiaries have received no written notice that such entity is not in compliance in all material respects with the terms of the applicable material Permits. This Section 3.9 does not apply to SEC Reports or internal controls (for which Section 3.6 is applicable) employee benefits matters (for which Section 3.10 is applicable), tax matters (for which Section 3.11 is applicable), environmental matters (for which Section
3.12 is applicable) or labor matters (for which Section 3.13 is applicable).

     Section 3.10. Employment Agreements and Benefit Plans. Except as set forth in Section 3.10 of the Company Disclosure Schedules:

          (a) Section 3.10(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) each "employee benefit plan" as defined in Section 3(3) of ERISA and each other bonus, pension, profit sharing, deferred compensation, retention, incentive compensation, equity-related, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, disability, death benefit, hospitalization, medical insurance, life insurance, welfare, severance or other employee benefit plan, agreement, arrangement or understanding maintained by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary contributes or is obligated to contribute or with respect to which the Company or any Company Subsidiary has any actual or contingent liability, including each Multiemployer Plan (collectively, the "Benefit Plans") and (ii) each employment, consulting or change of control agreement providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary, to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound (collectively, the "Employment Agreements"). The Company has made available to Parent via the Data Site a true and correct copy of each Benefit Plan and Employment Agreement (collectively, the "Employment Agreements and Plans"). Neither the Company, any Company Subsidiary nor any entity required to be treated as a single employer with the Company or any Company Subsidiary (an "ERISA Affiliate"), has any actual or contingent or direct or secondary material liability that could arise under Title IV of ERISA and, to the Knowledge of the Company, there are no facts that could give rise to any such liability.

          (b) No Benefit Plan is a (i) "defined benefit plan" within the meaning of section 414(j) of the Code, or (ii) a Multiemployer Plan;

          (c) Except as specifically set forth in the SEC Reports filed prior to the date hereof or as would not have a Material Adverse Effect, neither the Company nor any Company Subsidiary has any liabilities or obligations with respect to any Benefit Plan, whether accrued, contingent or otherwise, nor to the Knowledge of the Company are any such liabilities or obligations expected to be incurred;

          (d) Each Employment Agreement and Plan is in compliance with, and has been administered in accordance with, its terms and all applicable Laws, including ERISA and the Code, except for any failures that, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect. Each Benefit Plan that is intended to be qualified under Section 401(a), 401(k) or 4975(e)(7) of the Code has received a favorable determination letter from the IRS as to its qualified status and no fact or event has occurred which is reasonably likely to affect adversely the qualified status of any such Benefit Plan or the exempt status of any related trust, except for any occurrence that, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect. All trusts providing funding for Benefit Plans that are intended to comply with Section 501(c)(9) of the Code are exempt from federal income taxation and, together with any other welfare benefit funds (as defined in Section 419(e)(1) of the Code) maintained in connection with any of the Benefit Plans, have been operated and administered in compliance with all applicable requirements, except where a failure to comply with such requirements would not reasonably be expected to have or result in a Material Adverse Effect.

          (e) With respect to each Benefit Plan, the Company has delivered or made available to Parent a true and complete copy of: (i) each writing constituting a part of such Benefit Plan, including all Benefit Plan documents and trust agreements; (ii) the three (3) most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the most recent annual financial report, if any; (iv) the most recent actuarial report, if any; (v) the most recent summary plan description and any summaries of material modification, if any, (vi) the most recent determination letter from the Internal Revenue Service, if any; and (vii) the most recent calculations performed with respect to potential "parachute payments" or "excess parachute payments" (each as defined pursuant to Section 280G of the Code).

          (f) There are no pending or, to the Knowledge of the Company, threatened material claims (other than claims for benefits in the ordinary course), lawsuits, investigations or arbitrations that (i) have been asserted or instituted against the Benefit Plans, any fiduciaries thereof with respect to their duties to the Benefit Plans or the assets of any of the trusts under any of the Benefit Plans or (ii) involve any Employment Agreement.

          (g) No benefit or payment under any Employment Agreement and Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested, funded or payable by reason of any transaction contemplated under this Agreement and no Employment Agreement and Plan provides for any additional amounts to be paid with respect to any tax imposed under Section 4999 of the Code.

          (h) Neither the Company nor any Company Subsidiary have incurred any obligation to make (or possibly make) any payments that (A) will be non-deductible under, or would otherwise constitute a "parachute payment" within the meaning of, Section 280G of the

Code (or any corresponding provision of state, local or foreign income Tax law) or (B) are or may be subject to the imposition of an excise tax under Section 4999 of the Code.

          (i) No Employment Agreement and Plan provides welfare coverage that extends after the termination of employment other than for continued coverage provided pursuant to the requirements of Section 4980B of the Code or other similar provision of state law and each Employment Agreement and Plan providing such coverage may be amended, modified or terminated after the Effective Time without material cost or liability other than for claims for expenses actually incurred prior to the date of such amendment, modification or termination.

     Section 3.11. Taxes.

          (a) Except as set forth in Section 3.11 of the Company Disclosure
Schedules: (i) the Company and each Company Subsidiary has filed all Tax Returns required to be filed, and all such returns are complete and accurate, other than such Tax Returns, the failure of which to file or the inaccuracy of which has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) other than Taxes currently being contested in good faith, the Company and each Company Subsidiary has paid all Taxes due, except for Taxes as to which the Most Recent Balance Sheet reflects an adequate reserve in accordance with GAAP applied on a basis consistent with the past practices of the Company (the "Tax Reserve") other than such Taxes, the failure to pay or maintain an adequate reserve would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (iii) there are no Liens for Taxes upon the assets of the Company or any of the Company Subsidiaries, other than Liens for Taxes not yet due or Liens for Taxes as to which the Tax Reserve is adequate and except for Liens that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (iv) neither the Company nor any of the Company Subsidiaries has any liability for Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of Law) or as a transferee or successor, by contract, or otherwise, except for Taxes as to which the Tax Reserve is adequate; (v) neither the Company nor any Company Subsidiary is a party to any agreement relating to the allocation or sharing of Taxes; (vi) no claim has been made in writing by any Taxing Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or such Company Subsidiary is or may be subject to taxation by such jurisdiction; (vii) the Company and each Company Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, except for Taxes as to which the Tax Reserve is adequate and except for any such failure to withhold that would not reasonably be expected to have a Material Adverse Effect; (viii) neither the Company nor any Company Subsidiary has (A) entered into a closing agreement or other similar agreement with a Taxing Authority relating to Taxes of the Company or any Company Subsidiary with respect to a taxable period for which the statute of limitations is still open, or (B) except with respect to extensions attributable to the statute of limitations in connection with sales and use Taxes and state income Taxes, in either case for which the corresponding Tax Reserve is adequate, granted any consent to extend any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, in either case, that is still outstanding; and (ix) neither the Company nor any Company Subsidiary is or has ever been a member of any affiliated, combined, consolidated, unitary or similar Tax group that included any member other than the Company or a Company Subsidiary.

          (b) All inter-company charges and transactions between C. R. Gibson and the Company or any of its other Subsidiaries that have been taken into account in determining whether the stock of C. R. Gibson was a "worthless security" within the meaning of Section 165(g) of the Code were (i) contemporaneously recorded in the ordinary course of business in the Company's financial statements and (ii) reflected at a later date in the general ledger of the Company and C. R. Gibson in a manner consistent with the amounts so recorded in the financial statements. All such charges reflect actual transactions, direct costs incurred by the Company or its other Subsidiaries on behalf of C.
R. Gibson or reasonable allocations of corporate overhead costs or other similar charges consistently applied in all material respects over all periods. Any adverse developments with respect to the current ongoing audit relating to the deductions previously claimed with respect to the stock of C.R. Gibson that occur after the date hereof shall not be considered a breach of any representation or warranty in this Section 3.11.

     Section 3.12. Environmental Matters.

          (a) Except where failure to hold or noncompliance, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect, the Company Entities hold all Environmental Permits required under applicable Environmental Laws and are and have been at all times for the past three (3) years in compliance with all applicable Environmental Laws and Environmental Permits. Each of the Environmental Permits is in full force and effect and there are no actions to revoke, terminate, limit or appeal any Environmental Permit.

          (b) To the Knowledge of the Company, there are no Environmental Claims pending or threatened against the Company or any Company Subsidiary, except for matters that, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect. No Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by the Company or any of the Company Subsidiaries, and no action of any Governmental Entity has been taken or, to the Knowledge of the Company, is in process which could subject any of such properties to such Liens, and neither the Company nor any of the Company Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any such site or facility owned, leased or operated by it in any deed to the real property on which such site or facility is located.

          (c) Within the past three (3) years, none of the Company or the Company Subsidiaries has received from any Governmental Entity or other third party any written notice that any of them or any of their predecessors is or may be a potentially responsible party in respect of, or may otherwise bear liability or obligation for, any actual or threatened Release of any Hazardous Substance at or from any site or facility, including any that is or has been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, the National Corrective Action Priority System or any similar or analogous list, schedule, inventory or database, except where the potential liability would not reasonably be expected to have or result in a Material Adverse Effect.

          (d) Except as set forth in Section 3.12 of the Company Disclosure Schedules, (i) neither the Company nor any Company Subsidiary has assumed or become subject to a material liability or obligation of any third party arising under Environmental Laws, or (ii) to the Knowledge of the Company there has not been any Release of Hazardous Substances or any Environmental Condition that has or would be reasonably expected to cause a liability or a obligation to the Company or any Company Subsidiary under applicable Environmental Laws, except where the potential liability or obligation would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.

          (e) The Company has provided the Parent with copies of all environmental assessment, audit or investigation reports or other material environmental documents concerning the past or present facilities or operations of the Company or any Company Subsidiary that are in its possession or control.

     Section 3.13. Labor Matters. Except as set forth in Section 3.13 of the Company Disclosure Schedules: (a) neither the Company nor any Company Subsidiary is a party to or bound by any contract, collective bargaining agreement or works council agreement with any labor or similar organization; (b) there are no pending or, to the Knowledge of the Company, threatened, organizational activities or demands in writing for recognition or certification by a labor organization seeking to represent employees of the Company or any Company Subsidiary; (c) within the past three (3) years, there has been no, and to the Knowledge of the Company, there is no pending labor dispute, strike or work stoppage against the Company or Company Subsidiaries; (d) there are no charges, appeals or Actions against the Company or any Company Subsidiary pending, or to the Knowledge of the Company, threatened, before or by the Equal Employment Opportunity Commission, the Department of Labor, Occupational Safety and Health Administration, the National Labor Relations Board or any other comparable Governmental Entity except for charges, appeals or Actions that would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect; (e) except as would not reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries are in compliance all material respects with all applicable Laws relating to employment and employment practices, occupational health and safety, pay equity, wages, hours and terms and conditions of employment; and (f) the Company and each Company Subsidiary is in compliance with all Laws respecting labor, employment practices, workplace safety and the payment of wages other than for violations that, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect.

     Section 3.14. Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and the Company Subsidiaries own all right, title, and interest in, or have the right to use, pursuant to a license or otherwise, in each case, free and clear of all Liens except Permitted Liens, all material Intellectual Property required to operate their respective businesses as presently conducted (the "Company Intellectual Property"). As of the date hereof, except as set forth in Section 3.14 of the Company Disclosure Schedules and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) neither the Company nor any Company Subsidiary has received any written notice of any claims or threatened Actions alleging a violation, misappropriation or infringement of the Intellectual Property of any other Person, except for any of the foregoing that have since been finally resolved;
(ii) no other Person
has violated, misappropriated or infringed the Company Intellectual Property owned by the Company or any Company Subsidiary; (iii) there are no Actions pending or, to the Knowledge of the Company, threatened in writing, challenging the ownership, enforceability, validity or use of any Company Intellectual Property owned by the Company or any Company Subsidiary; and (iv) each of the Company and the Company Subsidiaries take and have taken commercially reasonable actions to maintain and preserve its trade secrets.

     Section 3.15. Absence of Certain Changes or Events. Except as set forth in
Section 3.15 of the Company Disclosure Schedules, and except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since December 31, 2005:

          (a) the Company has conducted its operations in all material respects in the ordinary course consistent with past practice;

          (b) there has not been a Material Adverse Effect, individually or in the aggregate; and

          (c) neither the Company nor any Company Subsidiary has taken any action which, if taken after the date hereof, would constitute a breach of any provisions of Section 5.1(a).

     Section 3.16. Brokers. Except for the Company Financial Advisor and SunTrust Capital Markets, Inc., no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. True and complete copies of the engagement letters with the Company Financial Advisor and SunTrust Capital Markets, Inc. have been provided to Parent and there have not been any amendments or modifications thereto.

     Section 3.17. Absence of Litigation. Except as set forth in Section 3.17 of the Company Disclosure Schedules, there is no litigation, suit, claim, action, proceeding, hearing, petition, grievance, complaint or investigation (each, an "Action") pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, by or before any Governmental Entity other than any such Action that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, neither the Company nor any Company Subsidiary is subject to (i) any order of, consent decree, settlement agreement or other similar written agreement with, any Governmental Authority, or (ii) any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity, except (in the case of (i) or (ii)) for those that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     Section 3.18. Insurance. (a) All material insurance policies of the Company and the Company Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as required by applicable Law and by Material Contracts, Significant Royalty Agreements, and Leases to which the Company or any Company Subsidiary is a party, (b) neither the Company nor any of the Company Subsidiaries is in breach or default, and neither the Company nor any of the Company Subsidiaries has taken any action or failed to take any action which, with or without notice or lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) to the Knowledge of the Company no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and (d) no written notice of cancellation or termination has been received with respect to any such policy.

     Section 3.19. Real Property.

          (a) Section 3.19(a) of the Company Disclosure Schedules contains a true, correct and complete list of all real property owned by the Company or the Company Subsidiaries, (the "Owned Real Property"). Except as set forth in
Section 3.19(a) of the Company Disclosure Schedules, (i) the Company or the applicable Company Subsidiary owns good and marketable title to the Owned Real Property subject to no Liens except Permitted Real Property Encumbrances and Permitted Liens, and (ii) neither the Company nor any Company Subsidiary has leased all or any significant portion of any Owned Real Property.

          (b) Section 3.19(b) of the Company Disclosure Schedules sets forth a true, correct and complete list of Leases. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(i) all of the Leases are in full force and effect and (ii) neither the Company nor any Company Subsidiary, nor to the Knowledge of the Company, any other party to any such Lease, is in default under any of the Leases, and no event has occurred which, with notice or lapse of time, would constitute a default by the Company nor any Company Subsidiary under any of the Leases.

     Section 3.20. Affiliate Transactions. Except as disclosed in the Company's SEC Reports filed prior to the date of this Agreement or set forth in Section
3.20 of the Company Disclosure Schedules, no executive officer or director of the Company or any Company Subsidiary or any Person who beneficially owns five percent (5%) or more of the Company Capital Stock (or any of such Person's Immediate Family Members or Affiliates) is a party to any contract with or binding upon the Company or any Company Subsidiary or any of their respective properties or assets or has any material interest in any material property owned by the Company or any Company Subsidiary or has engaged in any material transaction with any of the foregoing within the last twelve months, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act. In addition, except (i) the Voting Agreement, (ii) the Insurance Agreement, dated as of May 17, 1991, between the Company and Sam Z. Moore, (iii) the Employment Agreement, dated as of May 13, 1996, as amended February 20, 2006 between the Company and Sam Z. Moore, and
(iv) as disclosed in Section 3.20 of the Company Disclosure Schedule, the Company has not entered into any agreement or arrangement with any Principal Shareholder or Affiliate or the Immediate Family Member of any Principal Shareholder and is not obligated to make any payment to any such Person, whether before or after the Closing Date (other than as required by this Agreement in their capacity as a Shareholder or Option holder).

     Section 3.21. Vote Required. The affirmative vote of the holders of record of at least sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the holders of the Company Common Stock and Company Class B Common Stock, voting together as a single class with respect to the adoption of this Agreement, is the only vote of the holders of any class or series of the capital stock of the Company required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

     Section 3.22. Opinion of Company Financial Advisor. The Company has received the opinion of SunTrust Capital Markets, Inc., dated the date hereof, to the effect that the consideration to be received in the Merger by the Shareholders (other than the Principal Shareholders) is fair from a financial point of view to the Shareholders, and a true and complete copy of such opinion has been delivered to Parent.

     Section 3.23. Information Supplied. The Proxy Statement and any other documents to be filed by the Company with the SEC or any other Governmental Entity in connection with the Merger and the other transactions contemplated hereby will not, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to Shareholders and at the date of the Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Parent or Merger Sub expressly for inclusion therein. The Proxy Statement and any such other documents filed by the Company with the SEC under the Exchange Act will comply as to form in all material respects with the requirements of the Exchange Act.

     Section 3.24. TBCA. The Company Board has taken all necessary actions so that the provisions of Section 48-103-205 of the TBCA will not apply to this Agreement, the Merger, the Voting Agreement or the other transactions contemplated hereby or thereby or the other transactions contemplated hereby.

     Section 3.25. No Other Representations or Warranties.

          (a) Except for the representations and warranties contained in this
Article III, Parent and Merger Sub acknowledge that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company with respect to any other information provided to Parent or Merger Sub and their respective principals and advisors. Except in the case of fraud or willful misrepresentation, neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or use by Parent or Merger Sub of, any such information, including any information, documents, projections, forecasts or other material made available to Parent and/or Merger Sub in certain "data rooms", confidential information memoranda or management presentations in expectation of the transactions contemplated by this Agreement.

          (b) In connection with investigation by Parent and Merger Sub of the Company and the Company Subsidiaries, Parent and/or Merger Sub and their respective principals and advisors have received or may receive from the Company and/or the Company Subsidiaries certain projections, forward-looking statements and other forecasts and certain future business plan information. Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such, projections, statements, and other forecasts and future plans, that

Parent and Merger Sub are familiar with such uncertainties, that Parent and Merger Sub are taking full responsibility for making its own evaluations of the adequacy and accuracy of all projections, forward-looking statements and other forecasts and future plans so furnished to it (including the reasonableness of the assumptions underlying such projections, statements, forecasts or future plans), and that, except as set forth in this Article III, absent fraud or willful misrepresentation, neither Parent nor Merger Sub shall have any claim against anyone with respect thereto. Accordingly, Parent and Merger Sub acknowledge that neither the Company nor any Company Subsidiary make any representation or warranty with respect to such projections, forward-looking statements, forecasts or future plans (including the reasonableness of the assumptions underlying such projections, statements, forecasts or future plans).

                                  ARTICLE IV.
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Each of Parent and Merger Sub hereby jointly and severally represents and warrants to the Company:

     Section 4.1. Organization and Standing. Parent is a limited liability company and Merger Sub is a corporation, each duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized.

     Section 4.2. Authority.

          (a) Each of Parent and Merger Sub has all requisite limited liability company or corporate power and authority, as applicable, to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary limited liability company or corporate action on the part of Parent and Merger Sub, respectively.

          (b) This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar Laws generally affecting the rights of creditors and subject to general equity principles.

     Section 4.3. Non-Contravention; Consents and Approvals.

          (a) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, (i) conflict with the certificate of formation or operating documents of Parent or the Charter Documents of Merger Sub, (ii) result in any breach, violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or creation or acceleration of any obligation or right of a third party or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any contract, agreement, loan or credit agreement, note, bond, mortgage, indenture or other agreement or instrument, or (iii) subject to the governmental filings and other matters referred to in Section 4.3(b), conflict with or violate any judgment, order, decree or Law applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not prevent or materially delay consummation of the Merger.

          (b) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity or any third party is required by Parent or Merger Sub in connection with the execution and delivery of this Agreement by either of them or the consummation by either of them of the transactions contemplated hereby, except for: (i) the filing with the SEC of the Proxy Statement; (ii) the filing of the Articles of Merger with the Secretary of State of the State of Tennessee; (iii) the filing of a premerger notification and report form by Parent under the HSR Act; and
(iv) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not prevent or materially delay consummation of the Merger.

     Section 4.4. Financing. Parent has, or has binding commitments for, funds sufficient to pay the aggregate Per Share Merger Consideration and the Option Consideration and all of its and Merger Sub's other payment obligations hereunder and to otherwise consummate the transactions contemplated by this Agreement.

     Section 4.5. Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Subsidiary for which the Company could have any liability if the Closing does not occur.

     Section 4.6. Merger Sub. Merger Sub is a duly incorporated, validly existing direct, wholly owned Subsidiary of Parent organized under the laws of the State of Tennessee, was formed for the purpose of engaging in the transactions contemplated by this Agreement, does not have any Subsidiaries and has not undertaken any business or other activities other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby. Parent owns all outstanding shares of capital stock of Merger Sub.

     Section 4.7. Company Stock. Neither Parent nor Merger Sub is, and at no time during the last three (3) years has been, an "interested shareholder" of the Company as defined in Section 48-103-203 of the TBCA. Neither Parent nor Merger Sub owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of Company Capital Stock (other than as contemplated by this Agreement and the Voting Agreement).

     Section 4.8. Litigation. As of the date of this Agreement, there are not any Actions pending, or to the Knowledge of Parent, threatened in writing against or affecting, Parent or Merger Sub, except for any such Action that, individually or in the aggregate, would not reasonably be likely to have a material adverse effect on Parent or that would prevent or materially delay consummation of the Merger.

     Section 4.9. No Parent Vote Required. No vote or other action of the members of Parent is required by applicable Law, the operating agreement of Parent or otherwise for Parent and Merger Sub to consummate the Merger and the transactions contemplated hereby.

     Section 4.10. Solvency of the Surviving Corporation. Assuming the accuracy of the Company's representations and warranties in this Agreement and based on the projections for the Company and the Company Subsidiaries provided to Parent by the Company, immediately after giving effect to the Merger, the Financing and the other transactions contemplated by this Agreement to occur on the Closing Date (i) the Surviving Corporation (on a consolidated basis with the Company Subsidiaries) will be able to pay its debts as they become absolute and mature,
(ii) the then present salable value of the assets of the Surviving Corporation (on a consolidated basis with the Company Subsidiaries) will exceed the amount that will be required to pay the probable liability of its debts and other liabilities (including contingent liabilities) as they become absolute and mature, (iii) the assets of the Surviving Corporation (on a consolidated basis with the Company Subsidiaries), in each case at a fair valuation, will exceed its debts (including contingent liabilities), and (iv) the Surviving Corporation (on a consolidated basis with the Company Subsidiaries) will not have unreasonably small capital to carry on its business, either (a) as then conducted or (b) as intended by Parent to be conducted following the Closing Date. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud any present or future creditors of the Surviving Corporation and its Subsidiaries.

                                   ARTICLE V.
                            COVENANTS OF THE PARTIES

     Section 5.1. Conduct of Business.

          (a) Conduct of Business by the Company. Except as set forth in Section 5.1(a) of the Company Disclosure Schedules, except as otherwise specifically required by this Agreement or except as consented to in writing by Parent or Merger Sub, during the period from the date of this Agreement to the Effective Time (the "Interim Period"), the Company shall, and shall cause the Company Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and the Company and the Company Subsidiaries shall use all commercially reasonable efforts to preserve intact their present business organizations and reputation, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers, suppliers and authors and others having significant business dealings with them and to comply in all material respects with all laws and orders of all Governmental Entities applicable to them. Without limiting the generality of the foregoing, except as (i) set forth on
Section 5.1(a) of the Company Disclosure Schedules, (ii) otherwise specifically required by this Agreement or (iii) consented to in writing by Parent or Merger Sub, during the Interim Period, the Company shall not and shall not permit any Company Subsidiary to:

          (i) (A) other than the regular quarterly dividend expected to be paid by the Company to the Shareholders in April 2006 in an amount not to exceed $0.05 per share of Company Capital Stock and dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or take any other action that would require an adjustment of the Per Share Merger Consideration or Option Consideration pursuant to Section 2.3 of this Agreement, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Company Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue or authorize the issuance of, deliver or sell any shares of its capital stock (or any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock), any other voting securities or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than (A) as required pursuant to Employment Agreements and Plans in effect on the date of this Agreement and set forth in the Company Disclosure Schedules, or (B) the issuance of shares of Company Common Stock upon the exercise of the Options set forth in Section 3.3 of the Company Disclosure Schedules under the Stock Plans or in connection with other awards or issuances of Common Stock under the Stock Plans, in any such case, outstanding as of the date of this Agreement and in accordance with their terms as in effect on the date of this Agreement;

          (iii) amend its Charter Documents;

          (iv) incur any indebtedness for borrowed money, other than indebtedness incurred in the ordinary course of business consistent with past practice under lines of credit existing on the date of this Agreement but, in no event, to exceed an aggregate principal amount of $250,000 (net of any amounts of any such indebtedness discharged during such period);

          (v) other than sales of inventory in the ordinary course of business or sales of obsolete equipment and material, sell, lease or otherwise dispose of any of its assets and properties or grant any Lien in or otherwise encumber any of its material assets, except in connection with such indebtedness permitted under the preceding clause (iv);

          (vi) enter into, adopt, amend in any material respect (except as required by applicable Law) or terminate any Employment Agreements and Plans;

          (vii) (A) grant any increase in the compensation or benefits payable or to become payable by the Company or any Company Subsidiary to any director or former director of the Company or any Company Subsidiary; (B) grant any increase in the compensation or benefits payable or to become payable by the Company or any Company Subsidiary to any officer or employee of the Company or any Company

Subsidiary, other than (1) with the consent of Parent, to officers with the rank of Senior Vice-President or Executive Vice-President or above, and (2) increases with respect to employees that are not senior officers as detailed in the preceding clause in the ordinary course of business consistent with past practice, provided such increases do not exceed six percent (6%) of such employee's base salary for the prior year; (C) permit any director, officer or employee of the Company or any of its Subsidiaries who is not already a party to any agreement or a participant in a plan providing benefits upon or following a "change of control" to become party to any such agreement or a participant in any such plan; other than in case of clauses (A), (B) and (C), pursuant to a pre-existing contract or agreement set forth in Section 5.1(a) of the Company Disclosure Schedules or as required by applicable Law;

          (viii) change the accounting principles used by it unless required by GAAP or any Governmental Entity;

          (ix) (A) make, revoke or change a material Tax election with respect to the Company or any Company Subsidiary; (B) consent to extend the period of limitations for the payment or assessment of any Tax with respect to the Company or any Company Subsidiary; or (C) settle or compromise any material Tax liability or refund of the Company or any Company Subsidiary;

          (x) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or stock of, or by any other manner, any significant business or any corporation, partnership, association or other entity or division thereof, except for acquisitions for consideration (including any liabilities assumed by the Company or any Company Subsidiary or that are outstanding as a liability of any party that became a Company Subsidiary) that is individually not in excess of $250,000, or in the aggregate, not in excess of $500,000;

          (xi) make, authorize or enter into any commitment with respect to any single capital expenditure which is in excess of $1,000,000 or capital expenditures which are, in the aggregate, in excess of $2,000,000, other than as provided for in the Company's current budget, a copy of which is attached in
Section 5.1 of the Company Disclosure Schedules (the "Budget");

          (xii) knowingly take any action that would reasonably be likely to prevent or materially delay satisfaction of the conditions contained in Article VI;

          (xiii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

          (xiv) settle, compromise, waive, satisfy or institute any material litigation, suit, proceeding, arbitration or claim (other than claims which do not involve payment of any amount in excess of $50,000 individually or $250,000 in the aggregate);

          (xv) enter into any contract or amend or modify any existing contract, or engage in any new transaction with any Affiliate of the Company or any Company Subsidiary;

          (xvi) make any voluntary payment or deposit of taxes in connection with the audit currently underway relating to deductions for the stock of C. R. Gibson; or

          (xvii) authorize, commit or agree to take any of the foregoing actions.

          (b) Conduct of Business by Merger Sub. During the Interim Period, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement or in furtherance of the consummation of the transactions contemplated by this Agreement.

          (c) No Interference with Marketing, Distribution or Pricing Decisions. Notwithstanding any provision of this Section 5.1 or any other section of this Agreement, neither Parent nor Merger Sub shall have the right to, nor shall either take any action which might reasonably be expected to, prohibit, restrict or interfere in any way with the Company's day-to-day decisions concerning the marketing, distribution or pricing of its products in the ordinary course of business consistent with past practices.

          (d) Advice of Changes. The Company shall confer on a regular and frequent basis with Parent with respect to its business and operations and other matters relevant to the Merger, and shall promptly advise Parent of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental Entity (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, would have, a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated hereby; provided that the Company shall not be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable Law.

     Section 5.2. No Solicitation by the Company.

          (a) Takeover Proposal. From and after the date of this Agreement, the Company agrees that (i) it and its officers, directors and employees shall, (ii) the Company Subsidiaries and their officers, directors, and employees shall, and
(iii) it shall use its commercially reasonable efforts to ensure that its and the Company Subsidiaries' financial advisors, attorneys, accountants and other advisors, investment bankers, representatives and agents (collectively, "Company Representatives"), immediately cease and cause to be terminated immediately all existing discussions and negotiations with any parties conducted heretofore with respect to any Takeover Proposal. From and after the date of this Agreement, the Company shall not, nor shall it permit any of the Company Subsidiaries to, and it shall use its commercially reasonable efforts to cause each of the Company Representatives not to (i) directly or indirectly, solicit, initiate or knowingly encourage a Takeover Proposal, (ii) enter into any agreement or agreement in principle with respect to any Takeover Proposal, (iii) participate in any discussions or negotiations regarding, or furnish or disclose to any Person (other than a party to this Agreement) any information with respect to, a Takeover Proposal, or (iv) other than as contemplated by this Agreement, grant any approval pursuant to Section 48-103-205 of the TBCA; provided, however, that, if at any time prior to Shareholder Approval: (A) the Company receives an unsolicited Takeover Proposal from a third party after the date hereof and (B) the

Special Committee determines in good faith (after consultation with its financial advisors and legal counsel) that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal; then the Company may, subject to compliance with this Section 5.2, (i) furnish information and/or draft agreements with respect to the Company to the Person making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement which restricts such Person no less than Parent is then restricted by the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement), provided that a copy of all such information that has not previously been delivered to Parent is delivered to Parent prior to or concurrently with the delivery to such Person, and (ii) participate in discussions or negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal. Notwithstanding the foregoing, during the period from the date of this Agreement through the Effective Time, (i) neither the Company nor any of Company Subsidiary shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party and (ii) the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, seeking to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

          (b) Actions by the Company. Notwithstanding any provision of this
Section 5.2 to the contrary, the Company Board may (i) withdraw or modify in a manner adverse to Parent (or not continue to make) the approval recommendation or declaration of advisability by such Company Board or the Special Committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement (the "Company Recommendation"), (ii) approve or recommend a Superior Proposal (any action described in clause (i) or this clause (ii), an "Adverse Recommendation Change"), and/or (iii) enter into an agreement regarding a Superior Proposal if (x) the Special Committee has determined in good faith based on the advice of counsel that taking such action is necessary for the members of the Special Committee to comply with their fiduciary duties under applicable Law, (y) in the case of an action described in clause (ii) or clause
(iii) above, the Company has given Parent five (5) Business Days prior written notice of its intention to take such action and (z) in the case of an action described in clause (iii) above, (a) the Special Committee shall have considered in good faith any proposed changes to this Agreement proposed in writing by Parent and shall not have determined that the Superior Proposal would no longer constitute a Superior Proposal if such changes were to be given effect, (b) the Company has complied in all material respects with its obligations under this
Section 5.2 and (c) the Company shall have terminated this Agreement in accordance with the provisions of Section 7.1(d)(ii) hereof and the Company shall pay Parent the Termination Fee in accordance with Section 7.3(b).

          (c) Notice of Takeover Proposal. The Company shall (i) promptly advise Parent orally and in writing of the Company's receipt of any Takeover Proposal received after the date hereof and any request for information received in connection with such Takeover Proposal and shall furnish to the Parent a copy of such Takeover Proposal (or, if not in writing, a complete summary of such Takeover Proposal, including the identity of the parties making the Takeover Proposal), (ii) notify Parent in writing if it intends to provide information to, or participate in discussions or negotiations with any person with respect to a Takeover Proposal, prior to the time such information is furnished or such discussions or negotiations are commenced, and (iii) keep Parent informed on a current basis of the status and all material information with respect to any such discussions or negotiations. Promptly upon determination by the Company Board that a Takeover Proposal constitutes a Superior Proposal, the Company shall deliver to Parent a written notice advising it that the Company Board has made such determination.

          (d) Rule 14e-2(a), Rule 14d-9 and Other Applicable Law. Nothing contained in this Section 5.2 shall prohibit the Company from (i) taking and disclosing to the Shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the Shareholders if, in the good faith judgment of the Company Board (after consultation with outside counsel), failure so to disclose would be a breach of its fiduciary duties under applicable Law.

     Section 5.3. Securities Law Filings; Shareholders' Meeting; Preparation of Proxy Statement.

          (a) The Company, Parent and Merger Sub shall use their respective reasonable best efforts to take or cause to be taken such actions as may be required to be taken under the Exchange Act, the Securities Act and any other federal securities laws, and under any applicable state securities or blue sky Laws in connection with the Merger and the other transactions contemplated herein.

          (b) The Company shall duly call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders' Meeting") for the purpose of voting on the adoption of this Agreement as soon as reasonably practicable after the date hereof. Unless the Company Board has made an Adverse Recommendation Change in compliance with Section 5.2(b), the Company shall include in the Proxy Statement the Company Recommendation and shall use its reasonable best efforts to obtain Shareholder Approval. In the event that Shareholder Approval is not obtained on the date on which the Shareholders' Meeting is initially convened, the Company Board shall adjourn such Shareholders' Meeting at least twice for the purpose of obtaining Shareholder Approval and to use its reasonable best efforts during any such adjournments to obtain Shareholder Approval.

          (c) In connection with the Merger and the Shareholders' Meeting, the Company shall prepare and file with the SEC, as promptly as practicable, a proxy statement relating to the Shareholders' Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the "Proxy Statement") relating to the Merger and the other transactions contemplated by this Agreement and shall use its reasonable best efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Shareholders as promptly as practicable; provided, however, that prior to the filing of the Proxy Statement, the Company shall consult with Parent with respect to such filings and shall afford Parent and Merger Sub reasonable opportunity to comment thereon. Parent and Merger Sub shall provide the Company with any information for inclusion in the Proxy Statement which may be required under applicable Law and which is reasonably requested by the Company. The Company shall promptly notify Parent of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the Proxy Statement or for additional information, and will promptly supply Parent with copies of all correspondence between the

Company or any of its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Shareholders' Meeting any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company will prepare and mail such amendment or supplement; provided, however, that prior to such mailing, the Company shall consult with Parent with respect to such amendment or supplement and shall afford Parent reasonable opportunity to comment thereon. The Company will notify Parent at least twenty-four (24) hours prior to the mailing of the Proxy Statement, or twenty-four (24) hours prior to the mailing of any amendment or supplement thereto, to the Shareholders.

          (d) The Company represents and warrants to Parent and Merger Sub that the Proxy Statement will, as of the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Shareholders and as of the time of the Shareholders' Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement based on and in conformity with information supplied in writing by Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

          (e) Each of Parent and Merger Sub represent and warrant to the Company that the information supplied or to be supplied in writing by Parent and Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, as of the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Shareholders, and as of the time of the Shareholders' Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement based on information supplied by Company for inclusion or incorporation by reference therein.

          Section 5.4. Access to Information; Confidentiality. To the extent permitted by applicable Law and subject to the Confidentiality Agreement, dated as of April 29, 2005, between the Company, InterMedia Advisors, LLC and Parent (f/k/a/ Faith Media LLC) (the "Confidentiality Agreement"), the Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and its representatives full access, during normal business hours and after reasonable prior notice, during the period prior to the Effective Time, to the Company's and the Company Subsidiaries' officers, employees, agents and accountants and to the Company's and the Company's Subsidiaries' properties, books, contracts, commitments, personnel and records and all other information concerning their business, properties and personnel as such party may reasonably request. Parent and the Company shall hold, and shall cause their respective Affiliates and representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement. Each party will use commercially reasonable efforts to minimize any disruption to the businesses of the other party and its

Subsidiaries which may result from the requests for access, data and information hereunder. Notwithstanding the foregoing, no investigation of the business of the Company or any Company Subsidiary shall affect any representation or warranty given by the Company hereunder.

     Section 5.5. Commercially Reasonable Efforts; HSR Act.

          (a) Commercially Reasonable Efforts. Subject to the terms and conditions set forth in this Agreement, including Section 5.2, and subject to applicable Law, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Merger and the other transactions to be performed or consummated by such party in accordance with the terms of this Agreement, including (i) taking of all acts necessary to cause the conditions to Closing that are within the control of such party to be satisfied as promptly as practicable, (ii) making all registrations and filings (including filings with Governmental Entities, if any) required to be made by such party in connection with this Agreement and the transactions contemplated hereby and taking all steps necessary to obtain any approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) in the case of the Company, obtaining all necessary consents, approvals or waivers required from third parties under the Material Contracts, Significant Royalty Agreements, and Leases with respect to the transactions contemplated by this Agreement (iv) defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) executing and delivering such additional instruments as may be reasonably requested by the other party and necessary to consummate the Merger and other transactions contemplated hereby and to fully carry out the purposes of this Agreement.

          (b) HSR Filings. Without limiting the generality of Section 5.5(a), the Company and Parent shall (A) duly file with the FTC and the Antitrust Division the notification and report form (the "HSR Filing") required under the HSR Act and (B) duly make all notifications and other filings required (together with the HSR Filing, the "Antitrust Filings") under any other applicable competition, merger control, antitrust or similar Law or under any foreign investment Law that the Company and Parent deem advisable or appropriate, in each case with respect to the transactions contemplated by this Agreement and within twenty (20) Business Days of the execution of this Agreement. The Antitrust Filings shall be in substantial compliance with the requirements of the HSR Act or other Laws, as applicable. For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, neither the Company nor any Company Subsidiary shall, without the express written approval of Parent, commit to any divestitures, licenses or hold separate or similar arrangements with respect to assets or conduct of business arrangements as a condition to obtaining any and all approvals from any Governmental Entity for any reason in order to consummate and make effective, as promptly as practicable, the Merger and the other transactions to be performed or consummated by the Company and the Company Subsidiaries, including, without limitation, taking any and all actions necessary in order to ensure that (x) no requirement for non-action, a waiver, consent or approval of the FTC, the Antitrust Division, or other Governmental Entity, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and (z) no other matter relating to any antitrust or competition Law or regulation, would preclude consummation of the Merger. Neither party shall, nor shall it permit any of its Subsidiaries or Affiliates to, acquire or agree to acquire any business, Person or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition, would reasonably be expected to materially increase the risk of not obtaining the applicable clearance, approval or waiver from any Governmental Entity with respect to the transactions contemplated by this Agreement.

          (c) Cooperation. Each party shall, subject to applicable Law and except as prohibited by any applicable representative of any applicable Governmental Entity: (i) promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division, or any other Governmental Entity relating to this Agreement or the Merger, and permit the other Party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat; and
(iii) furnish the other party with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between them and its Affiliates and their respective representatives, on the one hand, and any Governmental Entity or members or their respective staffs, on the other hand, with respect to this Agreement and the Merger. Each party shall (y) respond as promptly as practicable under the circumstances to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any Governmental Entity in connection with antitrust matters relating to this Agreement or the Merger and (z) not enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement.

          (d) No Takeover Statutes Apply. In connection with and without limiting the foregoing, the Company shall (i) take all action necessary to ensure that no "fair price," "moratorium," "control share acquisition," "business combination," or other anti-takeover law (each, a "Takeover Statute") or similar Law is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby and (ii) if any Takeover Statute or similar Law becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on the Merger and the other transactions contemplated by this Agreement.

     Section 5.6. Financing.

          (a) Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Financing pursuant to the existing commitment letters.

          (b) The Company agrees to provide, and shall cause the Company Subsidiaries and its and the Company Representatives to provide, such cooperation as may reasonably be requested by Parent (including with respect to timeliness) in connection with the arrangement, marketing or syndication of the debt financing contemplated by Parent's commitment letter, including (i) participating in meetings, drafting sessions and due diligence sessions, (ii) furnishing Parent and its financing sources with such financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act, (iii) assisting Parent and its financing sources in the preparation of (A) offering documents for any of such debt financing and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Parent and its financing sources for any of such debt financing, (v) facilitating the pledging of collateral, (vi) using commercially reasonable efforts to obtain accountants' comfort letters and consents, legal opinions, surveys and title insurance as reasonably requested by Parent, and (vii) executing and delivering such credit or loan agreements, securities purchase agreements, indentures and other collateral or similar documents reasonably requested by Parent; provided, that in the case of the foregoing clause (vii), the Company and the Company Subsidiaries shall not be obligated to incur any indebtedness or other obligation under any such agreement or instruments until the Effective Time.

     Section 5.7. Delisting. Each of the parties hereto agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary (i) to delist the Company Capital Stock from the NYSE, and (ii) to terminate the registration of the Company Capital Stock under the Exchange Act; provided that such delisting and termination shall not be effective until on or after the Effective Time.

     Section 5.8. Indemnification.

          (a) Obligations Assumed by Surviving Corporation. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, and provide advancement of expenses to, all current and former directors and officers of the Company and the Company Subsidiaries (in their capacities as such) (i) to the same extent such Persons have the right to be indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company or a Company Subsidiary pursuant to the Company's or such Company Subsidiary's Charter Documents and indemnification agreements, if any, in existence on the date hereof with any current or former directors and officers of the Company and the Company Subsidiaries and (ii) without limitation to clause (i), to the fullest extent permitted by Law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby). Without limiting the foregoing, Parent agrees that all obligations to provide indemnification (including obligations to advance funds for expenses) and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time in favor of the current or former directors or officers of the Company and the Company Subsidiaries as provided in their respective Charter Documents, indemnification agreements and/or as provided to the fullest extent of applicable Law will be assumed by the Surviving Corporation without further action, as of the Effective Time, and will survive the Merger and will continue in full force and effect in accordance with their terms and neither such obligations nor the rights to indemnification of individuals who on or prior to the Effective Time were directors or officers of the Company will be amended or otherwise modified in any manner that would adversely affect such rights, unless such modification is required by Law. The Surviving Corporation shall not enter into any settlement of any claim in which the Surviving Corporation is jointly liable with such Indemnified Party unless such settlement provides for a full and final release of all claims asserted any such Indemnified Party of the Company or a Company Subsidiary.

          (b) Successors and Assigns of Surviving Corporation. In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provisions to be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this
Section 5.8.

          (c) Continuing Coverage. For six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) covering acts or omissions occurring at or prior to the Effective Time with respect to those Persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore made available to Parent) (the "Indemnified Parties"); provided, however, that in no event will Parent or the Surviving Corporation be required to expend in any one year an amount in excess of three hundred percent (300%) of the annual premiums currently paid by the Company for such insurance (the "Maximum Premium"); and provided further, however, that, if the annual premiums of such insurance coverage exceed such amount, Parent will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium; and provided further, however, that, (i) the Company may elect, subject to Parent's consent not to be unreasonably withheld, by giving written notice to Parent at least thirty (30) calendar days prior to the Effective Time, or (ii) the Parent may elect, in its sole discretion, at any time during such six (6) year period, to have the Company or the Surviving Corporation, as the case may be, purchase in lieu of the foregoing insurance a directors' and officers' liability insurance "tail" or "runoff" insurance program to be in effect until the end of such six (6) year period with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company's existing directors and officers liability policy, and in all other respects shall be comparable to such existing coverage).

          (d) Intended Beneficiaries. The obligations of Parent and the Surviving Corporation under this Section 5.8 shall not be terminated or modified after the Effective Time in such a manner as to adversely affect any Indemnified Party without the express written consent of such Indemnified Party. The provisions of this Section 5.8 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have under the Charter Documents, the comparable organizational documents of the Surviving Corporation, by Law, by contract or otherwise.

     Section 5.9. Public Announcements. Parent and the Company shall consult with each other before holding any press conferences and before issuing any press release or other public announcements that relate to the transactions contemplated by this Agreement, including the Merger. The parties will provide each other the reasonable opportunity to review and comment upon any press release or other public announcement or statement that primarily concern the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or other public announcement or statement prior to such consultation or without the consent of the other party, such consent not to be unreasonably withheld, except as, in the reasonable judgment of the relevant party, may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement, including the Merger, shall be mutually agreed upon prior to the issuance thereof.

     Section 5.10. Shareholder Litigation. The parties to this Agreement shall cooperate and consult with one another in connection with any shareholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. The Company shall notify Parent promptly of any shareholder litigation against the Company or any member of the Company Board relating to this Agreement and the transactions contemplated hereby, and of any material developments with respect to such litigation.

     Section 5.11. Employee Benefit Matters.

          (a) Parent Obligations. Parent shall and shall cause the Surviving Corporation to:

               (i) assume the terms of all Employment Agreements and Plans and honor and pay or provide the benefits required thereunder in accordance with their terms, recognizing that the consummation of the transactions contemplated hereby will constitute a "change in control" for purposes of any of the Employment Agreements and Plans that include a definition of "change in control" (notwithstanding anything to the contrary set forth in any such Employment Agreement or Plan); and

               (ii) with respect to employees of the Company and the Company Subsidiaries as of the Effective Time (collectively, the "Company Employees"), until the first anniversary of the Effective Time, or, if earlier, until any such employee's employment is terminated, except as may be required by applicable Law, (A) provide the Company Employees with a level of compensation on substantially the same terms and conditions that, with respect to each Company Employee, are no less favorable in the aggregate than the compensation provided to such employee immediately prior to the Effective Time and (B) maintain the Company Benefit Plans (except to the extent any such plan provides equity-based compensation) that, with respect to each Company Employee, are substantially similar in the aggregate than the benefits provided to such employee immediately prior to the Effective Time.

          (b) Credit for Service of Company Employees. If Company Employees are included in any benefit plan maintained by Parent or any Subsidiary of Parent following the Effective Time, such Company Employees shall receive credit for service with the Company and the Company Subsidiaries and their predecessors prior to the Effective Time to the same extent and for the same purposes thereunder as such service was counted under similar Benefit Plans of the Company for eligibility and vesting purposes. If Company Employees or their dependents are included in any medical, dental or health plan (a "Successor Plan") other than the plan or plans in which they participated immediately prior to the Effective Time (a "Prior Plan"), for a period of one (1) year following the Effective Time, any such Successor Plan shall not include any restrictions or limitations with respect to pre-existing condition exclusions or any actively-at-work requirements (except to the extent such exclusions were applicable under any similar Prior Plan at the Effective Time) and any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of such Prior Plan ending on the date such Company Employee's participation in such Successor Plan begins shall be taken into account under such Successor Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Successor Plan. Without limiting the generality of the foregoing, for purposes of determining severance pay and benefits under any applicable Benefit Plan of the Company covering a Company Employee at or after the Effective Time, each such Company Employee shall receive credit for service prior to the Effective Time with the Company and the Company Subsidiaries and their predecessors to the same extent and for the same purposes as such service was counted under the applicable Benefit Plan of the Company as in effect before the Effective Time, as well as for service from and after the Effective Time with Parent and the Surviving Corporation.

     Section 5.12. Notice and Cure. Each of Parent and the Company will notify the other of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of Parent, Merger Sub or the Company under this Agreement to be breached or that renders or will render untrue any representation or warranty of Parent, Merger Sub or the Company contained in this Agreement. Each of Parent and the Company also will notify the other in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by Parent, Merger Sub or the Company. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

     Section 5.13. Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of Parent, Merger Sub and the Company will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither Parent nor the Company will, nor will it permit any of its Subsidiaries to, take or fail to take any action that would reasonably be expected to result in the nonfulfillment of any such condition.

     Section 5.14. Further Assurances. Each party hereto will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of either of Merger Sub or the Company or to effect the other purposes of this Agreement.

     Section 5.15. Undertakings of Parent. Parent shall perform, or cause to be performed, when due all obligations of the Merger Sub under this Agreement.

                                  ARTICLE VI.
                              CONDITIONS PRECEDENT

     Section 6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Shareholder Approval. The Company shall have obtained the affirmative vote at the Shareholders' Meeting of at least sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the holders of the Company Common Stock and Company Class B Common Stock voting together as a single class (the "Shareholder Approval").

          (b) No Laws, Orders or Injunctions. None of the parties hereto shall be subject to any Law, order or injunction of any Governmental Entity of competent jurisdiction that prohibits the consummation of the Merger; provided, however, that prior to asserting this condition, the party seeking termination shall have used its commercially reasonable efforts to prevent the entry of any such order or injunction and to appeal as promptly as possible any such order or injunction that may be entered.

          (c) Antitrust Filings. The waiting period applicable to the consummation of the Merger under the HSR Act and any other applicable foreign antitrust law or foreign investment law shall have expired or been terminated.

     Section 6.2. Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth herein shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifications contained therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect.

          (b) Performance of Obligations of the Company. The Company shall have performed all of its obligations required to be performed by it under this Agreement (without giving effect to any materiality or Material Adverse Effect qualifications contained therein), expect where the failure to perform such obligations would not reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect.

          (c) Officer's Certificate. The Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

          (d) Absence of a Material Adverse Effect. There shall have not occurred after the date of this Agreement any event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstances or state of facts, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (e) Governmental Entity and Other Consents and Approvals. Other than the filing provided for by Section 1.3, there shall have been obtained (i) all consents, approvals and actions of, filings with and notices to any Governmental Entity required of Parent and Merger Sub or the Company and any Company Subsidiary to consummate the Merger and the other matters contemplated hereby, the failure of which to obtain would reasonably be expected to have a material adverse effect on Parent, Merger Sub or the Surviving Corporation, in each case taken as a whole, or on the ability of Parent and the Company to consummate the transactions contemplated hereby, and (ii) all consents required under any Material Contract or Significant Royalty Agreement, the failure of which to obtain would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all in form and substance reasonably satisfactory to Parent and the Company.

     Section 6.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth herein shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifications contained therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not prevent or materially delay consummation of the Merger.

          (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed all of its obligations required to be performed by it under this Agreement at or prior to the Closing Date (without giving effect to any materiality or Material Adverse Effect qualifications contained therein), except where the failure to perform such obligations, individually or in the aggregate, would not prevent or materially delay consummation of the Merger.

          (c) Officer's Certificate. Each of Parent and Merger Sub shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

     Section 6.4. Frustration of Closing Conditions. Neither Parent nor Merger Sub nor the Company may rely on the failure of any condition set forth in
Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to comply with its obligations to use its commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to
Section 5.5.

                                  ARTICLE VII.
                                   TERMINATION

     Section 7.1. Termination.

          (a) Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time, whether before or after Shareholder Approval, by mutual written consent of Parent, Merger Sub and the Company.

          (b) Termination by Parent or the Company. This Agreement may be terminated at any time prior to the Effective Time, whether before or after Shareholder Approval, by written notice of either Parent or the Company:

               (i) if the Merger has not been consummated by September 30, 2006, or such later date, if any, as Parent and the Company agree upon in writing (as such date may be extended, the "Outside Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) is not available to any party whose breach of any provision of this Agreement results in or causes the failure of the Merger to be consummated by such time;

               (ii) if the Shareholders' Meeting (including any adjournment or postponement thereof) has concluded, the Shareholders have voted and Shareholder Approval was not obtained; or

               (iii) if any Governmental Entity of competent jurisdiction issues an order or injunction that permanently prohibits the Merger and such order or injunction has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) is not available to any party whose breach of any provision of this Agreement results in or causes such order or injunction or who has not used its commercially reasonable efforts to prevent the entry of such order or injunction or to appeal or lift such order or injunction.

          (c) Termination by Parent. This Agreement may be terminated at any time prior to the Effective Time, whether before or after Shareholder Approval, by written notice of Parent to the Company:

               (i) if the Company (i) has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in
     Section 6.2(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 6.2(a) would not be satisfied and, in the case of both (i) and (ii), such breach or failure to perform (1) is not cured within thirty (30) calendar days after receipt of written notice thereof specifically referencing this Section 7.1(c)(i) or (2) is incapable of being cured by the Company within such thirty (30) calendar day period; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 7.1(c)(i) if Parent is then in material breach of any of its covenants or agreements contained in this Agreement; or

               (ii) if, prior to receipt of Shareholder Approval, the Company Board or the Special Committee has made an Adverse Recommendation Change.

          (d) Termination by the Company. This Agreement may be terminated at any time prior to the Effective Time by written notice of the Company to Parent:

               (i) whether before or after Shareholder Approval, if either Parent or Merger Sub (A) has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in
     Section 6.3(b) would not be satisfied, or (B) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 6.3(a) would not be satisfied and, in the case of both (A) and (B), such breach or failure to perform (1) is not cured within thirty (30) calendar days after receipt of written notice thereof specifically referencing this Section 7.1(d)(i) or (2) is incapable of being cured by Parent within such thirty
     (30) calendar day period; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 7.1(d)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement; or

               (ii) if prior to receipt of Shareholder Approval, (A) the Company Board has received a Superior Proposal, (B) the Special Committee determines in good faith that termination of this Agreement is necessary for the members of the Special Committee to comply with their fiduciary duties under applicable Law (C) the Special Committee has complied in all respects with the provisions of Section 5.2 and (D) not later than the effective time of such termination, the Company shall have paid the Termination Fee pursuant to Section 7.3(b).

          Section 7.2. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement will forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, provided, however, that (i) the provisions of the Confidentiality Agreement, this Section 7.2, Section 7.3 and Article VIII shall survive such termination and (ii) payment of the Termination Fee and/or the Parent Expenses shall be the exclusive remedy of Parent and Merger Sub; provided, further, that neither the Company, Parent or Merger Sub shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement. In no event shall any party to this Agreement be liable for punitive damages.

     Section 7.3. Fees and Expenses.

          (a) Expenses. Except as provided in this Section 7.3, all Expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses, whether or not the Merger is consummated. In the event that this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(ii) or by the Parent pursuant to Section 7.1(c)(i) or Section 7.1(c)(ii), then the Company shall promptly reimburse Parent and Merger Sub for their Expenses, up to an aggregate amount of $2,500,000 (the "Parent Expenses").

          (b) Termination Fee Payable By Company.

               (i) In the event this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), then the Company shall pay Parent within one (1) business day of delivery of any notice of termination an amount equal to $14,000,000 (the "Termination Fee") payable by wire transfer of same day funds to an account designated in writing to the Company by Parent. Such termination by the Company shall not become effective until the Termination Fee shall have been paid. In the event that this Agreement is terminated pursuant to Section 7.1(b)(i), 7.1(b)(ii), Section 7.1(c)(i) or 7.1(c)(ii), then, in the event that, within one (1) year following such termination the Company or any of the Company Subsidiaries enters into a definitive agreement with respect to, or consummates, any Takeover Proposal, then the Company shall pay Parent, upon the earlier to occur of the execution of such definitive agreement or such consummation, the Termination Fee payable by wire transfer of same day funds to an account designated in writing to the Company by Parent; provided, however, that no such Termination Fee shall be payable to Parent in the event that a termination occurs pursuant to Section 7.1(c)(i) unless (A) the breach of the representations and warranties giving rise to a termination pursuant to
     Section 7.1(c)(i) results from the intentional and willful actions or omissions of the Company, or (B) after the date hereof and prior to such termination a Takeover Proposal shall have been made. In the event that the Company has previously paid to the Parent Expenses and subsequently becomes obligated to pay the Termination Fee, the amount of Parent Expenses previously paid shall be credited toward the amount of such subsequent Termination Fee. For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to paid, more than once the Termination Fee or the Parent Expenses.

               (ii) The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated in this Agreement, that the damages resulting from termination of this Agreement under circumstances where a Termination Fee and the Parent Expenses are payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to this Section 7.3 are reasonable forecasts of the actual damages which may be incurred and constitute liquidated damages and not a penalty, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee and/or the Parent Expenses of the Parent, and, in order to obtain such payments Parent commences a suit which results in a judgment against the Company for the Termination Fee or Parent Expenses, the Company shall pay to Parent its costs and expenses (including reasonable attorney's fees) in connection with such suit.

                                 ARTICLE VIII.
                               GENERAL PROVISIONS

     Section 8.1. Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     Section 8.2. Notices. All notices, requests, claims, demands and other communications under this Agreement must be in writing and will be deemed given if delivered personally, telecopied (which is confirmed by telephone) or sent by a nationally recognized overnight courier service (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as is specified by like notice):

     if to the Company, to:

        Thomas Nelson, Inc.
        501 Nelson Place
        Nashville, Tennessee 37214
        Attention: Michael S. Hyatt
        President and Chief Executive Officer
        Telephone: (615) 902-2731
        Facsimile: (425) 969-5036

     with a copy (which shall not constitute notice) to:

        Sherrard & Roe, PLC
        424 Church Street, Suite 2000
        Nashville, Tennessee 37219
        Attention: Thomas J. Sherrard
        Telephone: (615) 742-4200
        Facsimile: (615) 742-4539

     if to Parent or Merger Sub, to:

        Faith Media Holdings, LLC
        405 Lexington Avenue, 48th Floor
        New York, New York 10174
        Attention: Mark J. Coleman, Esq.
        Telephone: (212) 503-2855
        Facsimile: (212) 983-3174

     with a copy (which shall not constitute notice) to:

        Milbank, Tweed, Hadley & McCloy LLP
        One Chase Manhattan Plaza
        New York, New York 10005
        Attention: Thomas C. Janson
        Telephone: (212) 530-5921
        Facsimile: (212) 822-5899

     Section 8.3. Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. The parties hereto have participated jointly in the negotiating and drafting of this Agreement and, in the event an ambiguity or question of intent arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

     Section 8.4. Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 8.5. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments relating to the Merger referred to herein) and the Confidentiality Agreement, taken together with the Company Disclosure Schedules, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 5.8, are not intended to confer upon any Person other than the parties any rights or remedies.

     Section 8.6. Governing Law. This Agreement is to be governed by, and construed in accordance with, the laws of the State of Tennessee, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     Section 8.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of this
Section 8.7 will be void and of no effect. Subject to the preceding two sentences, this Agreement is binding upon, inures to the benefit of, and is enforceable by, the parties and their respective successors and assigns.

     Section 8.8. Consent to Jurisdiction; Waiver of Jury Trial.

          (a) Each of the parties hereto (i) consents to submit itself to the exclusive jurisdiction of the United States district court for the Middle District of Tennessee in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the United States district court for the Middle District of Tennessee.

          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8(B).

     Section 8.9. Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that the parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States district court for the Middle District of Tennessee, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 8.10. Amendment. This Agreement may be amended by the parties at any time before or after Shareholder Approval or adoption of this Agreement by Parent as sole shareholder of Merger Sub; provided, however, that, after such approvals, there is not to be made any amendment that by Law or stock exchange regulation requires further approval by the Shareholders or the shareholders of Parent, as applicable, without further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     Section 8.11. Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.10, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

     Section 8.12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                            PARENT:

                                            FAITH MEDIA HOLDINGS, LLC

                                            By: InterMedia Partners, L.P., its
                                                managing member
                                            By: HK Capital Partners, its general
                                                partner


                                            By: /s/ Leo Hindery, Jr.
                                                --------------------------------
                                            Name: Leo Hindery, Jr.
                                            Title: General Partner


                                            MERGER SUB:

                                            FM MERGERCO, INC.


                                            By: /s/ Leo Hindery, Jr.
                                                --------------------------------
                                            Name: Leo Hindery, Jr.
                                            Title: Authorized Signatory


                                            COMPANY:

                                            THOMAS NELSON, INC.


                                            By: /s/ Michael S. Hyatt
                                                --------------------------------
                                            Name: Michael S. Hyatt
                                            Title: CEO

                                   APPENDIX I

                                   DEFINITIONS

     The following capitalized terms used in this Agreement have the meanings set forth or referenced below:

     "Action" has the meaning set forth in Section 3.18.

     "Adverse Recommendation Change" has the meaning set forth in Section
5.2(b).

     "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Agreement" has the meaning set forth in the Preamble.

     "Antitrust Division" means the Antitrust Division of the United States Department of Justice.

     "Antitrust Filings" has the meaning set forth in Section 5.5(a).

     "Articles of Merger" has the meaning set forth in Section 1.3.

     "Benefit Plans" has the meaning set forth in Section 3.10(a).

     "Budget" has the meaning set forth in Section 5.1(a)(x).

     "Business Day" means any day other than Saturday, Sunday or any day on which banking institutions in Nashville, Tennessee are authorized or required by Law to be closed.

     "Certificate" has the meaning set forth in Section 2.4(b).

     "Charter Documents" has the meaning set forth in Section 3.1.

     "Closing" has the meaning set forth in Section 1.2.

     "Closing Date" means the date on which the Closing actually occurs.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Company" has the meaning set forth in the Preamble.

     "Company Board" has the meaning set forth in the Recitals.

     "Company Capital Stock" means, collectively, the Company Common Stock and the Company Class B Common Stock.


                                      App-1

     "Company Class B Common Stock" means the shares of the Class B Common Stock, $1.00 par value per share, of the Company.

     "Company Common Stock" means the shares of the Common Stock, $1.00 par value per share, of the Company.

     "Company Disclosure Schedules" has the meaning set forth in Section 3.2.

     "Company Employees" has the meaning set forth in Section 5.11(a)(ii).

     "Company Entities" has the meaning set forth in Section 3.2.

     "Company Financial Advisor" means UBS Securities LLC.

     "Company Intellectual Property" has the meaning set forth in Section 3.14.

     "Company Preferred Stock" has the meaning set forth in Section 3.3(a).

     "Company Recommendation" has the meaning set forth in Section 5.2(b).

     "Company Representatives" has the meaning set forth in Section 5.2(a).

     "Company Subsidiaries" has the meaning set forth in Section 3.2.

     "Confidentiality Agreement" has the meaning set forth in Section 5.4.

     "Data Site" means the data site established by the Company and located at https://datasite.merrilcorp.com/.

     "Effective Time" means the date and time the Merger becomes effective.

     "Employment Agreements" has the meaning set forth in Section 3.10(a).

     "Employment Agreements and Plans" has the meaning set forth in Section 3.10(a).

     "Environment" means soil, surface waters, ground water, land, stream sediment, surface and subsurface strata, ambient air, indoor air or indoor air quality.

     "Environmental Claim" means any written demand, suit, action, proceeding, order, investigation or notice to any of the Company Entities by any Person alleging any potential liability under any Environmental Law.

     "Environmental Condition" means any contamination, damage, injury or other condition related to Hazardous Substances and includes any present or former Hazardous Substance treatment, storage, or disposal or recycling units, underground storage tanks, wastewater treatment or management systems, wetlands, sumps, lagoons, impoundments, landfills, ponds, incinerators, wells, materials containing asbestos which may become friable, lead paint or PCB-containing materials.

                                      App-2

     "Environmental Laws" means all Laws relating to pollution or protection of the Environment; emissions, discharges, Releases or threatened Releases of Hazardous Substances; threats to human health or ecological resources arising from exposure to Hazardous Substances; or the manufacture, generation, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances; "Environmental Laws" also include those portions of Laws relating to workplace health and safety that address any of the matters set forth above.

     "Environmental Permit" means all Permits required by any Governmental Entity in connection with any Environmental Law, including without limitation all consent orders and binding agreements issued or entered into by any Governmental Entity, and the timely submission of applications for Permits, as required under Environmental Laws.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Excluded Shares" has the meaning set forth in Section 2.1(b).

     "Expenses" shall include all reasonable out-of-pocket expenses (including all reasonable and customary fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of Shareholder Approval, financing and all other matters related to the closing of the Merger or any transaction related thereto.

     "FTC" means the United States Federal Trade Commission.

     "GAAP" means United States generally accepted accounting principles.

     "Governmental Entity" means any federal, state or local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental United States or foreign self-regulatory agency, commission or authority or any arbitral tribunal.

     "Hazardous Substance" means any chemical, substance or waste that is regulated under any Environmental Law as toxic, hazardous or radioactive or as a pollutant or a contaminant and any substance that is or contains asbestos which may become friable, urea formaldehyde foam insulation, PCBs, mold, petroleum or petroleum products, including without limitation crude oil and any fractions thereof, natural gas, synthetic gas and any mixture thereof, leaded paints or radon gas.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "HSR Filing" has the meaning set forth in Section 5.5(a).


                                      App-3

     "Immediate Family Member" includes a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, anyone (other than domestic employees) who shares such person's home, and any lineal descendants of the foregoing.

     "Indemnified Parties" has the meaning set forth in Section 5.8(c).

     "Intellectual Property" means all United States or foreign intellectual property, including (i) inventions, patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof, (ii) trademarks, service marks, logos, trade names, corporate names, domain names, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) copyrights and copyrightable works and all applications, registrations and renewals in connection therewith, (iv) trade secrets and confidential business information, whether or not subject to statutory registration (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), and (v) computer software (including source code, databases and related documentation) (other than commercially available off-the-shelf software).

     "Interim Period" has the meaning set forth in Section 5.1(a).

     "Knowledge" means, with respect to the Company, the actual knowledge of the individuals set forth on Appendix I of the Company Disclosure Schedules, and with respect to Parent or Merger Sub, the actual knowledge of Mark J. Coleman.

     "Law" means any foreign, federal, state, provincial or local civil or criminal law, statute, code, ordinance, regulation, legally binding rule or other legally enforceable obligation imposed by a court or other Governmental Entity.

     "Leases" means all leases of real property leased by or to the Company or any Company Subsidiary.

     "Liens" means any pledges, claims, liens, options, charges, mortgages, easements, restrictions, covenants, conditions of record, encroachments, possessory rights, options, title and survey matters, encumbrances and security interests of any kind or nature whatsoever.

     "Material Adverse Effect" means any change, effect, event, occurrence or state of facts that is or would be materially adverse to the business, condition (financial or otherwise), assets, properties, results of operations or prospects of the Company and the Company Subsidiaries taken as a whole, other than any changes, effects, events, occurrences or state of facts that result from (i) changes in general economic conditions in the United States or elsewhere other than such changes that disproportionately impact the Company and the Company Subsidiaries, taken as a whole, (ii) general changes or developments in the industry in which the Company and the Company Subsidiaries operate other than such changes or developments that disproportionately impact the Company and the Company Subsidiaries, taken as a whole, (iii) the announcement of this Agreement and the transactions contemplated hereby, (iv) any actions required under this


                                      App-4

Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the transactions contemplated by this Agreement, (v) the effect of incurring and paying expenses to the Company Financial Advisor and other advisors to the Company in connection with negotiating, entering into, performing and consummating the transactions contemplated by this Agreement, (vi) changes in GAAP or the interpretation thereof by the Financial Accounting Standards Board or the SEC after the date hereof other than such changes that disproportionately impact the Company and the Company Subsidiaries, and (vii) any outbreak of major hostilities in which the United States is involved or any act of insurrection, sabotage or terrorism within the United States or directed against its facilities or citizens wherever located, other than such outbreaks or acts that disproportionately impact the Company and the Company Subsidiaries, taken as a whole. In addition, adverse developments with respect to the current ongoing audit relating to the deductions previously claimed with respect to the stock of C.R. Gibson that occur after the date hereof shall not be considered, individually or in the aggregate, to constitute a Material Adverse Effect.

     "Material Contract" has the meaning set forth in Section 3.8(a).

     "Maximum Premium" has the meaning set forth in Section 5.8(c).

     "Merger" has the meaning set forth in the Recitals.

     "Merger Sub" has the meaning set forth in the Preamble.

     "Most Recent Balance Sheet" has the meaning set forth in Section 3.7.

     "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     "NYSE" means the New York Stock Exchange.

     "Option" has the meaning set forth in Section 2.2(a).

     "Option Consideration" has the meaning set forth in Section 2.2(a).

     "Outside Date" has the meaning set forth in Section 7.1(b)(i).

     "Owned Real Property" has the meaning set forth in Section 3.20(a).

     "Parent" has the meaning set forth in the Preamble.

     "Parent Entities" has the meaning set forth in Section 4.3(a).

     "Parent Expenses" has the meaning set forth in Section 7.3(a).

     "Parent Subsidiaries" has the meaning set forth in Section 4.3(a).

     "Paying Agent" has the meaning set forth in Section 2.4(a).

     "PCBs" means polychlorinated biphenyls.


                                      App-5

     "Per Share Merger Consideration" has the meaning set forth in Section
2.1(a).

     "Permit" has the meaning set forth in Section 3.9.

     "Permitted Liens" means (i) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested in good faith by the relevant party or any Subsidiary of it and for which the relevant party or a Subsidiary of it has established adequate reserves, (ii) Liens for Taxes that are not due and payable or that may thereafter be paid without interest or penalty, (iii) Liens that are reflected as liabilities on the balance sheet of the relevant party and its consolidated Subsidiaries as of the end of the second quarter of fiscal 2006 contained in its SEC Reports (as hereinafter defined) or the existence of which is referred to in the notes to such balance sheet, (iv) Liens arising under conditional sales contracts or as purchase money security interests for the purchase or lease of personal property and (v) Liens that, individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair, the value or the continued use and operation of the assets to which they relate.

     "Permitted Real Property Encumbrances" means (i) easements, covenants, rights-of-way and other encumbrances or restrictions of record, (ii) any conditions that a current, accurate survey or physical inspection of any Owned Real Property may show, (iii) zoning, building and other similar restrictions and (iv) any unrecorded easements, covenants or rights-of-way that, individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair, the value or the continued use and operation of the assets to which they relate.

     "Person" means an individual, corporation, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity (including its permitted successors and assigns).

     "Principal Shareholders" has the meaning set forth in the Recitals.

     "Prior Plan" has the meaning set forth in Section 5.11(b).

     "Proxy Statement" has the meaning set forth in Section 5.3(c).

     "Release" means any (i) releasing, disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping, emptying, migrating, placing or otherwise entering into the Environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substances) or (ii) treating, storing, disposing, arranging for or permitting the disposal of or handling of any Hazardous Substance.

     "Restricted Stock" has the meaning set forth in Section 2.2(b).

     "Revolving Credit Agreement" means the Revolving Credit Agreement among the Company, as Borrower, the lenders appointed from time to time and Suntrust Bank as Administrative Agent and Lender, dated as of June 28, 2002 and amended August 27, 2004.


                                      App-6

     "Royalty Agreement" means an agreement between the Company or any Company Subsidiary and a creator or copyright proprietor of one or more works which provides the Company or Company Subsidiary with the right to publish such work(s) in exchange for such compensation to be paid to creator or proprietor as set forth in such agreement.

     "Sarbanes-Oxley Act" has the meaning set forth in Section 3.6(b).

     "SEC" means the Securities and Exchange Commission.

     "SEC Reports" has the meaning set forth in Section 3.6(a).

     "Securities Act" means the Securities Act of 1933, as amended.

     "Shareholder Approval" has the meaning set forth in Section 6.1(a).

     "Shareholders" mean, collectively, the holders of the issued and outstanding Company Capital Stock.

     "Shareholders' Meeting" has the meaning set forth in Section 5.3(b).

     "Shares" has the meaning set forth in Section 2.1(a).

     "Significant Royalty Agreements" has the meaning set forth in Section
3.8(b).

     "Special Committee" has the meaning set forth in the Recitals.

     "Stock Plans" means the Company's Amended and Restated 1992 Employee Stock Incentive Plan and 2003 Stock Incentive Plan, each as amended to date, and each other plan, program or arrangement pursuant to which compensatory equity-related awards may be granted.

     "Stock Unit" has the meaning set forth in Section 2.2(c).

     "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interest of which) is owned directly or indirectly by such first Person.

     "Successor Plan" has the meaning set forth in Section 5.11(b).

     "Superior Proposal" means a bona fide written Takeover Proposal from any Person to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the combined voting power of the Company then outstanding (and which provides for the same price per share for all shares of company Capital Stock) or all or substantially all of the consolidated assets of the Company that is not subject to any financing condition or to any other condition to which the Merger is not subject and the Special Committee determines in its good faith judgment (after consulting its financial advisors and legal counsel), taking into account legal, regulatory, financial, timing and similar aspects of the proposal, the consideration offered and the Person


                                      App-7
making it and any break-up fees and expense reimbursement provisions proposed, would be more favorable to the Shareholders than the transactions contemplated by this Agreement (for the avoidance of doubt, a Superior Proposal may be a transaction where the consideration per share to be received by the Shareholders has a lower nominal value than the Per Share Merger Consideration or is comprised of cash and/or other property or securities); provided, that for purposes of this definition, the term "Company" shall include any successor thereto.

     "Surviving Corporation" has the meaning set forth in Section 1.1.

     "Takeover Proposal" means any inquiry, proposal, offer, indication of interest, signed agreement or completed action from any Person relating to any
(A) direct or indirect acquisition or purchase of a business that constitutes twenty percent (20%) or more of the net revenues, net income or the assets of the Company and the Company Subsidiaries, taken as a whole, (B) direct or indirect acquisition or purchase of equity securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company, (C) any tender offer or exchange offer that if consummated would result in any Person beneficially owning equity securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company, (D) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Company Subsidiary, other than the transactions contemplated by this Agreement, (E) the acquisition, license, purchase or other disposition of the business or assets (including any capital stock or assets of any Company Subsidiary) of the Company or any Company Subsidiary representing twenty percent (20%) or more of the consolidated assets, revenues or earnings of the Company and the Company Subsidiaries, taken as a whole, outside the ordinary course of business or inconsistent with past practice or (F) any combination of the foregoing; provided, that for purposes of this definition, the term "Company" shall include any successor thereto.

     "Takeover Statute" has the meaning set forth in Section 5.5(c).

     "Tax Reserve" has the meaning set forth in Section 3.11.

     "Tax Return" means any return, report, statement or information required to be filed with any Taxing Authority with respect to Taxes.

     "Taxes" means all federal, state or local or foreign net and gross income, alternative or add-on minimum, environmental, gross receipts, ad valorem, value added, goods and services, capital stock, profits, license, single business, employment, severance, stamp, unemployment, customs, property, sales, excise, use, occupation, service, transfer, payroll, franchise, withholding, escheat or abandoned property and other taxes, duties, charges, fees, levies or other assessments imposed by any Taxing Authority, including any interest, penalties or additions with respect thereto.

     "Taxing Authority" means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

     "TBCA" means the Tennessee Business Corporation Act, as amended.


                                      App-8

     "Termination Fee" has the meaning set forth in Section 7.3(b).


                                      App-9

                                    EXHIBIT A

                                     CHARTER

                             [intentionally omitted]


                                     Ex A-1

                                    EXHIBIT B

                                     BYLAWS

                             [intentionally omitted]


                                     Ex B-1